As filed with the Securities and Exchange Commission on June 3, 2005

Registration No. 333- 119016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

GEORGIA	58-2079583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Perimeter Center East, Suite 8050

Atlanta, Georgia 30346-1604

(770) 901-9020

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

THOMAS W. KITCHIN

Chairman and Chief Executive Officer

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050

Atlanta, Georgia 30346-1604

(770) 901-9020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Lynnwood R. Moore, Jr., Esq. Conner & Winters, LLP 3700 First Place Tower 15 East 5th Street Tulsa, Oklahoma 74103-4344 (918) 586-5711	Steven A. Curlee, Esq. Vice President—Legal, General Counsel and Secretary Jameson Inns, Inc. 8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346-1603 (770) 901-9020	Bob E. Lehman Lehman & Eilen, LLP 50 Charles Lindbergh Boulevard Suite 505 Uniondale, New York 11553-3600 (516) 222-0888

Approximate date of commencement of proposed sale of the securities to the public:    From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.10 par value)(1)	2,000,000 shares	$1.82	$3,640,000	$462
Additional shares of Common Stock(2)	1,000,000 shares	$1.49	$1,490,000	$175

(1)	Shares included in the original filing on which fee has been paid.
(2)	Shares included in Amendment No. 3 to Form S-3 on which fee has been paid.

The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 3, 2005

FREQUENT GUEST LOYALTY PROGRAM

Jameson Inns, Inc. has formed the Jameson Stock Awards Program to provide our guests who are individuals who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their stays at our Inns and as an incentive to stay at our Inns in the future. We believe that this sort of awards program presents a unique opportunity for our guests to realize value for their loyalty and to develop a greater proprietary interest in our Inns. Participants in our Program will also have the opportunity to make direct purchases of our common stock without any commissions or other similar charges pursuant to the offering described in our prospectus captioned Direct Stock Purchase Program. These offerings are being conducted concurrently.

As a participant in our Program, 10% of the room charge paid during each stay will be applied to your Program account for the purpose of acquiring shares of our common stock. The number of shares awarded for each calendar month will be based on the amount in your Program account (including any amounts paid for direct purchases) on the last business day of that month and our stock’s average closing price for the last five trading days of that month.

You may enroll by submitting a completed enrollment form online.

Enrolling participants must consent to electronic delivery of this prospectus, the prospectus for the Direct Stock Purchase Program, all prospectus amendments and supplements, confirmations and other information relating to this offering. This consent may not be revoked. Upon enrollment, you can also consent to electronic delivery of annual reports, proxy statements, communications and other materials provided generally to our shareholders from time to time, but that consent may be revoked at any time and you will then receive paper copies of these materials by mail.

The Program may be suspended, discontinued or canceled at any time. Also, terms and conditions of the Program may be changed, limited, modified or eliminated at any time.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4 for a discussion of certain factors you should consider before enrolling in the Program and acquiring our common stock.

Our common stock is listed for quotation on the Nasdaq National Market under the symbol “JAMS.” On June 2, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $2.31 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BRINSON PATRICK SECURITIES CORPORATION

AGENT

The date of this Prospectus is                  , 2005

You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

We are not offering the securities in any state where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy reports, statements or other information at the SEC’s public reference rooms in Washington. D.C. (at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York City (at 233 Broadway, New York, New York 10279-0001), or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “www.sec.gov”.

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INCORPORATION OF IMPORTANT INFORMATION BY REFERENCE

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in the prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Our definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 2, 2005 in connection with our solicitation of proxies for the annual meeting of shareholders to be held June 21, 2005;

•	Our Current Reports on Form 8-K filed January 6, 2005, February 25, 2005, March 15, 2005, March 17, 2005 and April 28, 2005;

•	The description of our common stock contained in our registration statement on Form 8-A filed January 19, 1994, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

Steve A. Curlee, Secretary

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050

Atlanta, Georgia 30346-1604

(770) 901-9020

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SUMMARY

The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, its does not contain all information about us that may be important to you. You should read this entire prospectus and the other documents referred to in “Where You Can Find Additional Information,” and the pro forma and consolidated financial statements and related notes which are incorporated by reference in this prospectus. When considering making direct purchases of our common stock, you should also review the prospectus you received captioned “Direct Stock Purchase Program” which is dated the same date as this prospectus. The Jameson Inn® and Signature Inn® are our registered trademarks. Unless the context otherwise requires, references in this prospectus to “Jameson,” “we,” “us,” and “our” refers to Jameson Inns, Inc. and its subsidiaries collectively. Unless otherwise indicated, references in this prospectus to “Inns” refer to our owned and franchised Jameson Inns and our owned Signature Inns.

Jameson Inns, Inc.

We are an owner and operator of economy and mid-scale hotels in the southeastern and midwestern United States. Our Inns are designed to attract business and leisure travelers who are focused on price and quality and are located mainly in markets which we feel have a growing industrial and commercial base. Our target customers are business travelers, such as sales representatives and government employees, as well as families and leisure travelers attending events in our markets, such as college or cultural gatherings, fairs, festivals and family reunions. As of March 31, 2005, we owned 90 Jameson Inns and franchised an additional 12 Jameson Inns in the southeastern United States, totaling 5,604 rooms. At the same date, we also owned 23 Signature Inns in the midwestern United States totaling 2,620 rooms. We also manage one of our franchised Inns.

Founded by Thomas W. Kitchin, we became a public company in 1994 as a real estate investment trust, commonly known as a REIT. Effective January 1, 2004, we relinquished our status as a REIT for federal income tax purposes and became a taxable C-corporation.

On January 2, 2004, we acquired Kitchin Hospitality, LLC (which had leased our Inns from us and operated them since we were restricted under the REIT rules from operating our own properties) from Thomas W. Kitchin and his family. Mr. Kitchin is our chairman of the board of directors and his son, Craig R. Kitchin, is our president and chief financial officer as well as a director. In connection with this transaction, Mr. Kitchin and his family received 2,153,366 shares of common stock and cash in the amount of $1.3 million.

No longer constrained by the REIT prohibition on direct operation of our hotel properties, we are now able to operate our Inns and receive the full financial benefits from those operations, as well as engage in other related activities such as franchising and property management that allows us to capitalize upon our strong brand name. In connection with our conversion to a C-corporation, we do not intend to pay a dividend on our common stock for the foreseeable future, and instead intend to reinvest our available cash flow into our business.

Now that we have acquired Kitchin Hospitality, which has operated our Inns, we will encounter the financial risks of its operating and administrative expenses, as well as the legal and regulatory risks associated with operating hotel properties. We may be unable to efficiently combine the operations of the two companies while assuming the risks of Kitchin Hospitality. We could fail to achieve the benefits anticipated from the acquisition, which would hurt our prospects for profitability in the future. Moreover, since we relinquished our REIT status, we are no longer allowed a deduction for distributions to shareholders in computing taxable income and are subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, we are disqualified from electing treatment as a REIT for federal income tax purposes for the four taxable years following the year during which we relinquished our REIT status.

As has been the case with other hospitality companies, in recent years we have experienced losses and declining occupancy and average daily room rates. We have not opened any new Inns since the middle of 2002 and have sold a number of operating Inns. We also have a sizable amount of mortgage debt, although in August of 2004 we redeemed all of our outstanding shares of preferred stock, as mentioned below.

In July of 2004, we completed a public offering of 43,000,000 shares of common stock. We used the net proceeds of that offering (approximately $77.1 million) primarily to redeem all of our outstanding shares of preferred stock.

On March 15, 2005, we completed a private offering of $26,250,000 of trust preferred securities through a Delaware statutory trust sponsored by us. We are using the net proceeds to retire current debt and for general corporate purposes.

We are in the process of refurbishing and rebranding our Signature Inns. Most of our Signature Inns will become Jameson Inns over the next several years. Those Signature Inns that are not converted to Jameson Inns will probably be sold. We estimate the capital costs of this project will be approximately $16 million over the next several years and we expect to be able to pay these costs primarily with the funds that would otherwise have been required to pay the dividends on our preferred stock had it not been redeemed. During the first quarter of 2005, we have substantially completed the renovation and conversion of three Signature Inns to Jameson Inns. We have listed eight Signature Inns for sale and have reflected an impairment loss of $6.6 million on those Inns in the year ended December 31, 2004.

Our mailing address is Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604. Our telephone number is (770) 901-9020. Our website is www.jamesoninns.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.

The Jameson Stock Awards Program

We are offering up to 3,000,000 shares of our common stock for issuance to participants in the Jameson Stock Awards Program. We have formed the Program to provide our guests with the opportunity to participate in a loyalty awards program which we believe offers a more tangible benefit and value than the more common frequent stay programs offered by other hospitality companies. Participants will also have the opportunity to make direct purchases of our stock at the same price at which the shares issued with respect to the hotel stay credits are issued; provided, however, these direct purchases are covered by a separate prospectus which you should review.

You will become a qualified participant in the Program once you have enrolled and satisfied our “three-night requirement”. The “three-night requirement” is satisfied when you have rented a room registered in your name three times (which would include multiple rooms rented on the same night, but does not include rooms rented through third-party internet vendors such as Hotels.com, Priceline, Orbitz, Expedia.com, Hotwire.com and Travelocity) during the 12-month period beginning the earlier of the date we receive your enrollment application for the Program or the first night you use your temporary participant user ID on your guest record at one of our hotels. Once you are a qualified participant, you will have 10% of each room charge you pay credited to your Program account and used to purchase shares of our common stock on a monthly basis; provided, however, that the total room charges per night for which Program credit will be awarded may not exceed $100.00 (representing a stock awards credit of $10.00).

No shares will be issued to your account until you have satisfied the three-night requirement. If those three stays occur in different months, the price of the shares for all of those stays will be determined at the end of the month during which the last of the three stays occurs. The price paid for shares issued in respect of the hotel stay credits will be equal to the average of the closing prices of our stock on The Nasdaq Stock Market for the last five trading days of the calendar month. Shares acquired for a particular calendar month will be credited to participants’ accounts no later than the tenth day of the following month. As a participant, you will receive by e-mail:

•	on or before the date of issuance, confirmation of the shares issued and the price of the shares, and

•	by the 20th day of the following month, a monthly statement from the Program Administrator for each month in which you have activity in your account noting the stay credits, direct stock purchase amounts received and the number of shares purchased for you for the month.

All of the Program shares will be held by the Program Administrator in book-entry form in your account. Sales of shares may be made by notifying the Program Administrator. Sales of shares will not be made until the shares are actually credited to your account, which may take until the tenth day of the following month. There will be a nominal charge for these sales (a $3.00 processing fee for sales made during the first week of each calendar quarter and a $15.00 processing fee for sales made at other times). Sales will be made through an unaffiliated broker-dealer selected by the Program Administrator and the applicable processing fee and any brokerage commissions (which will be in addition to the processing fee) that may be payable will be deducted from the sales proceeds remitted to the selling participant.

You may enroll by going online to our website at www.jamesoninns.com where you will be directed to a secure online enrollment page.

Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section prior to deciding whether to enroll in the Stock Awards Program or purchasing our common stock. Some of the risks include:

•	Due to the geographic concentration of our Inns in the southeastern and midwestern United States, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

•	We have incurred debt financing and may incur increased indebtedness in connection with future renovations, acquisitions and general corporate purposes. Increased indebtedness could make us more vulnerable to general economic and lodging industry conditions. Debt would likely be secured by our Inns and if we were unable to meet our debt service obligations, we would risk the loss of some of our assets.

•	Our planned hotel refurbishing and rebranding projects may be more costly than we anticipate. We are subject to risks of delay or cost overruns. Delays and expenses could impact revenues, negatively impact our reputation with hotel guests, and otherwise adversely impact our results of operations and financial condition. We also may not realize the increased revenues per available room (RevPAR) results that we are expecting from these efforts, in which case we may not realize any benefit from these capital expenditures.

RISK FACTORS

Before you enroll in the Jameson Stock Awards Program or make any purchases of our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to enroll in the Program or purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Jameson Stock Awards Program

At any time, the Program could be terminated or suspended or the terms and conditions, including the award amounts, could be changed, which could result in your realization of substantially less benefits of participation than what you may expect and the amount of your benefits received could be less than the cost of participation.

We believe that our Stock Awards Program is a unique form of loyalty program and we have no prior experience with the implementation of such a program. Consequently, we may find that it is substantially more expensive to implement and maintain than what we currently expect or it may result in substantially fewer benefits than what we anticipate for us or for our guests. As a result, we have reserved the right to change the terms and conditions of the Program or to modify, suspend or cancel the Program in its entirety, as more fully described in the answer to Question 22 below. Any of these actions could keep you from realizing any meaningful benefit from the Program and your costs of participation could be greater than the benefits you may receive.

In order to enroll in the Program, you are required to consent to electronic delivery of our prospectuses, prospectus supplements, confirmations, and other documents relating to these offerings, which could make it difficult or impossible for you to receive these materials if your access to the internet is compromised or restricted in any respect.

Because of the printing costs and the costs of delivering hard copies of Program materials, we are requiring that all participants agree that these materials relating to these offerings, including prospectuses, prospectus supplements and amendments and confirmations of purchases for your account, may be delivered in electronic format only. If your access to e-mail or to our web site is restricted for any reason, you would be unable to receive Program information, which could mean that you may not receive notice of or information about material developments regarding the Program or us. If the Program Administrator receives notice that any e-mail to you has not been delivered, it will mail written copies of these materials to you. However, there is no assurance that the Program Administrator will always receive notice of e-mails that are not delivered. You will also incur costs in maintaining access to the internet which is necessary to receive electronic delivery of Program materials. You will also be able to request copies by mail of specific documents as noted under “Incorporation of Important Information by Reference” above at any time.

Any stock awards you realize as a result of stays at our hotels for business reasons could have adverse tax consequences to you.

The portion of the room charge representing the value of the stock awards to which you are entitled in any stay at one of our hotels for business reasons may not be deductible for income tax purposes, or you may be subject to tax on the value of these awards if you or your employer deducts the full amount of the room charge for the stay. Furthermore, there is some uncertainty about the appropriate treatment of these awards for income purposes. These matters are discussed under Question 18 below.

Risks Relating to Our Business

Due to the geographic concentration of our Inns, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

All Jameson Inns are located in the southeastern United States and approximately 19.4% of our total rooms are located in Georgia (all of which are Jameson Inns). All Signature Inns are in the midwestern United States and approximately 18.5% of our total rooms are located in Indiana (all of which are Signature Inns). For the foreseeable future we will continue to have a concentration in those two regions of the country. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in those regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of hotel properties in one region or in a limited number of markets may expose us to risks of adverse economic developments which are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ properties in these markets and higher local property, sales and income taxes in the geographic markets in which we are concentrated. This geographic concentration also makes us more vulnerable to local and regional occurrences such as seasonal factors and natural disasters. Any of these could cause a reduction or decline in our revenues and cash flow.

Our hotel refurbishment and rebranding for our Signature Inns may be more costly than we anticipate.

We intend to refurbish and rebrand most of our Signature Inns. These projects are subject to a number of risks, including construction delays or cost overruns. Further, additional financing for these projects may not be available or, even if available, may not be on favorable terms. Any unanticipated delays or expenses incurred in connection with the refurbishment or rebranding of the Signature Inns could impact expected revenues, negatively affect our reputation among hotel guests and otherwise adversely impact our results of operations and financial condition.

We have incurred a substantial amount of debt, and we may incur additional indebtedness in the future, all of which increases our expenses and the risks of unprofitable operations.

Our outstanding indebtedness as of March 31, 2005 was approximately $213.3 million, of which approximately $160.2 million was variable rate debt. Substantially all of our outstanding indebtedness is secured by individual hotel properties. For the quarter ended March 31, 2005, our outstanding indebtedness had a weighted average annual interest rate of 5.6%. At March 31, 2005, our ratio of long-term debt (including current portion) to equity was 2.74 to 1. Neither our articles of incorporation nor our bylaws limit the amount of indebtedness that we may incur. Subject to limitations in our debt instruments, we may incur additional debt in the future to finance renovations and acquisitions and for general corporate purposes. Our board has adopted a policy of limiting our mortgage debt to 65% of the aggregate value of the Inns we own, based on the most recent appraisals we have, but that policy could be changed at any time. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could reduce our operating cash flow. Our continuing indebtedness could increase our vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair our ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. Our indebtedness is, and will likely continue to be, secured by mortgages on our owned Inns. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets, including our owned Inns, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable to us. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more owned Inns at times that may not permit realization of the maximum return on our investments. Economic conditions could result in higher interest rates, which would increase debt service requirements on variable rate debt and could reduce the amount of cash available for various corporate purposes.

We have a substantial amount of debt maturing in the next three years. We have scheduled aggregate principal payments and maturing loans of approximately $44.3 million, $59.1 million, and $17.7 million, respectively, for each of the successive twelve-month periods subsequent to March 31, 2005. If we are unable to successfully negotiate renewal or extensions of that debt or obtain refinancing on favorable terms, we may be forced to sell assets or lose hotel properties to foreclosure.

Our lack of industry diversification makes us more vulnerable to economic downturns.

We currently, and intend in the future to, invest primarily in Inns. This concentration of our investments in a single industry makes us more vulnerable to adverse effects of occurrences such as economic downturns. A weakness in the economy or a downturn in the hotel industry in general or in the economy and mid-scale segment in particular could have a more significant effect on the operation of our Inns and, therefore, on revenues and cash flow than if our investments were more economically diverse.

Our franchising program depends upon third party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control consistent with the Jameson Inn standard.

The success of our franchising program is in large part dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

•	timely payment of royalties and other fees;

•	commitment to our “Perfect Stay Guarantee”;

•	ongoing capital expenditures and maintenance; and

•	proper usage and protection of the Jameson Inn brand and related trademarks.

In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our Jameson Inn brand, which may decrease its value or expose it to legal challenges, which, in turn, could subject us to substantial loss and expense. Approximately 5.8% of our total rooms are owned and operated by our franchisees. The fees and other revenues we have received from our franchising operations during the quarter ended March 31, 2005 represent less than 1% of our total revenues for that period.

Our business could be harmed if key personnel terminate their employment with us.

Our success is dependent on the efforts of our management team. Our six senior executives have more than 100 years of combined experience in the hotel industry. While we believe we could find replacements for these key personnel, the loss of their services could hurt our efforts to conduct our operations in an effective and efficient manner. We currently own and are the beneficiary of key person life insurance in the amount of $1,000,000 for Thomas W. Kitchin, our Chairman and Chief Executive Officer.

We have common stock ownership limitations in our articles of incorporation which could restrict the marketability or liquidity of our common stock.

In connection with our election in 1994 to be taxed as a real estate investment trust we included certain ownership restrictions in our articles of incorporation to assist us in our efforts to qualify as a REIT. Since our status as a REIT has been relinquished, these stock ownership restrictions are no longer needed. Our board of directors approved an amendment to our articles of incorporation to remove all of these provisions to the extent they are applicable to shares of our common stock. However, the proposed amendment was not approved by our shareholders at our annual meeting on June 4, 2004. Consequently, the ownership restrictions will continue. It is possible that these restrictions could be enforced in the future in a manner that might discourage a change of control.

Provisions in our charter documents may make it difficult for a third party to acquire us and could depress the price of our common stock.

Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change of control of us. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the shares of our common stock. These provisions include:

•	the authority of the board of directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

Our business is seasonal in nature, and we are likely to experience fluctuations in our results of operations and financial condition.

Our business is seasonal in nature, with the months from April through September generally accounting for a greater portion of annual revenues than the months from October through March. Therefore, our results for any quarter may not be indicative of the results that may be achieved for the full fiscal year. The seasonal nature of our business increases our vulnerability to risks such as labor force shortages and cash flow problems. Further, if an adverse event such as an actual or threatened terrorist attack, international conflict, regional economic downturn or poor weather conditions should occur during the months of April through September, the adverse impact to our revenues could likely be greater as a result of our seasonal business. Since we have relinquished our status as a real estate investment trust and we are no longer simply a passive owner of our properties, we are much more susceptible to these sorts of risks.

The costs of defending and paying claims asserted against us could be substantial and reduce the funds we would otherwise have available to meet our other working capital needs.

At any given time, we are subject to claims and actions incidental to the operation of our business. The outcome of these proceedings cannot be predicted. If a plaintiff were successful in a claim against us, we could be faced with the payment of a material sum of money. If this were to occur, it could weaken our financial condition and reduce our prospects for profitability.

We and one of our employees were named as defendants in a case filed on January 20, 2004 in the Circuit Court of the First Judicial District of Hinds County, Mississippi by Jim and Barbara Doe, individually and as natural parents of Ann Doe, a minor. The plaintiffs are seeking $20 million actual and $5 million punitive damages for injuries sustained by Ann Doe as a result of an alleged sexual assault by two minor boys who were at the Inn in Pearl, Mississippi. Pursuant to a motion we filed, this case was moved to the Circuit Court of Rankin County by virtue of an order of the Supreme Court of Mississippi entered on November 10, 2004. We have denied any liability for any injuries sustained by Ann Doe or her parents based on the factual circumstances and applicable law. We will vigorously defend against this claim. We are fully insured for this claim. However, the publicity surrounding such a judgment could have an adverse effect on our reputation and goodwill, possibly resulting in a loss of future business.

We may experience material losses in excess of insurance coverage which could hurt our prospects for profitability.

We carry comprehensive liability, public area liability, fire, flood, pollution, boiler and machinery, extended coverage and rental loss insurance covering our hotel properties. There are, however, certain types of catastrophic losses that are not generally insured because it is not economically feasible to insure against such losses. We cannot assure you that material losses in excess of insurance coverage will not occur in the future. In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in an Inn, as well as the anticipated future revenue from the Inn. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate an Inn after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Risks Relating to the Lodging Industry Generally

Our operating results are subject to the various operating risks common to the lodging industry, many of which are beyond our control.

Our revenues and our operating results are subject to the various operating risks common to the lodging industry, many of which are beyond our control. These include:

•	changes in national, regional and local economic climates;

•	over-building of hotels in our markets, which puts downward pressure on occupancy and revenues at our Inns because of the added competition;

•	actual and threatened terrorist attacks and international conflicts and their impact on travel;

•	dependence on business and commercial travelers and tourism;

•	the attractiveness of the Inns to consumers and competition from other hotels;

•	the quality, philosophy and performance of the managers of the Inns;

•	increases in operating costs due to inflation and other factors such as increases in the price of energy, healthcare or insurance;

•	changes in travel patterns, extreme weather conditions and cancellation of or changes in events scheduled to occur in our markets;

•	ongoing repair and renovation of Inns; and

•	other risks generally associated with the ownership of hotel properties, as we discuss in detail below.

While indicators of improving industry fundamentals lead us to believe that demand for lodging services will increase during 2005, we are not able to assure you that will happen.

If we are unable to compete successfully, our business may be materially harmed.

The lodging industry is highly competitive. Competition in the industry is primarily based on service quality, range of services, brand name recognition, convenience of location, room rates, guest amenities, perceived values and quality of accommodations. We compete with other national limited and full service hotel companies as well as various regional and local hotels. Many of our competitors have a larger network of locations and greater financial resources than we do. Each of our Inns is located in an area that has competing hotels. The more competitive hotels in a particular area, the more difficult it becomes to achieve a desirable occupancy rate and room rate. Many of our Inns are located in cities and communities in which significant new hotel and motel development has occurred in recent years. Our competitors may be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Additionally, new and existing competitors may offer significantly lower rates, greater convenience, services or amenities or superior facilities, which could attract guests away from our Inns, resulting in a decrease in occupancy rates, average daily rate (“ADR”) and revenue per available room (“RevPAR”). Changes in demographics and other changes in our markets may also adversely impact the convenience or desirability of our Inn locations, thereby reducing occupancy, ADR and Rev PAR and otherwise adversely impacting our results of operations and financial condition.

Our expenses may remain constant even if revenues decline, thus restricting our prospects for profitability.

The expenses of owning property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from an Inn. Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our expenses are unlikely to decrease proportionately. In such instances, our financial condition and ability to service debt could be hurt by:

•	rising interest rate levels;

•	the availability of financing;

•	the cost of compliance with government regulations, including zoning and tax laws; and

•	changes in government regulations, including those governing usage, zoning and taxes.

We are subject to governmental regulations affecting the lodging industry; the costs of complying with governmental regulations, or our failure to comply with such regulations, could affect our financial condition and results of operations.

We are subject to numerous federal, state and local government regulations affecting the lodging industry, including building and zoning requirements. Increased government regulation could require us to make unplanned expenditures and result in higher operating costs. Further, we are subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could increase expenses and result in lower operating margins. Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. We may be required to remove access barriers or make unplanned, substantial modifications to our Inns to comply with the ADA or to comply with other changes in governmental rules and regulations, which could reduce the number of total available rooms, increase operating costs and have a negative impact on revenues and earnings. Any failure to comply with ADA requirements or other governmental regulations could result in the U.S. government imposing fines or in private litigants winning damage awards against us.

Failure of the U.S. lodging industry to exhibit continued improvement may impede our ability to execute our business plan.

A substantial part of our business plan is based on our belief that the U.S. lodging markets will continue to benefit from the recent improving economic fundamentals. We cannot be sure as to whether, when, or to what extent lodging industry fundamentals will in fact continue to improve. In the event conditions in the industry do not continue to improve as we expect, our ability to execute our business plan may be impeded.

The increasing use of third party travel websites by consumers may hurt our profitability.

Some of the rooms at our Inns will be booked through third party travel websites such as Travelocity.com, Expedia.com and Priceline.com. If these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three star downtown hotel”) at the expense of brand identification. We believe that these Internet intermediaries hope that consumers will eventually develop brand loyalties to their reservation systems rather than to our brands. Although most of the business for our Inns is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be hurt.

The uncertainty of future terrorist attacks and military activity may negatively impact the travel and lodging industries.

We are unable to predict with certainty the impact that terrorist attacks, future events such as military or police activities in the United States or foreign countries and future terrorist activities or threats of such activities, could have on our business. In addition, other terrorist attacks, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and lodging industry in particular. These factors could have a material adverse effect on the market on which shares of our common stock trades, the lodging industry at large, and our results of operations, financial condition and ability to service debt.

The existence of mold in our owned Inns could result in substantial costs or restrictions on the use of our hotel properties.

Some of our owned Inns could have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. With the exception of one owned Inn, we have been able to remediate the mold presence discovered in our owned Inns without material cost. We have one owned Inn in which approximately 75 rooms have been taken out of service for a number of reasons, including the presence of mold. We have entered into a contract to sell this hotel, which should close in the second quarter of 2005. We are not insured for losses related to the presence of mold at that Inn. In addition, we may incur substantial remediation costs and lost revenues during any remediation process if we discover mold in our other owned Inns, or if the costs related to mold, such as legal and insurance expenses, continue to increase rapidly, which, in turn, could significantly increase our operating costs and reduce our earnings.

Risks Related to the Real Estate Industry

Our inability to sell real estate when appropriate may hurt our financial condition.

Real estate assets generally cannot be sold quickly. We may not be able to sell our owned Inns or other real estate promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our assets could hurt our financial condition. In addition, sales of appreciated real property could generate material adverse tax consequences, which may make it disadvantageous for us to sell certain of our owned Inns.

Risks associated with real estate ownership may restrict revenue or increase expenses.

We are subject to varying degrees of risk that generally arise from the ownership of our Inns. Revenue from our Inns may be restricted or hurt by changes beyond our control, including the following:

•	changes in national, regional and local economic conditions;

•	changes in local real estate market conditions;

•	increases in interest rates, and other changes in the availability, cost and terms of financing and capital leases;

•	increases in property and other taxes;

•	the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations; and

•	compliance with environmental laws.

An increase in interest rates or property and other taxes could increase expenses and restrict our cash flow. Adverse conditions such as those discussed above could cause the terms of our borrowings to become unfavorable to us. In such circumstances, if we were in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more Inns at times that might not permit realization of the maximum return on our investments. Unfavorable changes in one or more of these conditions could also result in unanticipated expenses and higher operating costs, thereby reducing operating margins and otherwise hurting our results of operations and financial condition.

Risks Relating to Share Ownership

The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

It is possible that the proceeds from sales of our common stock may not equal or exceed the costs and fees of making the sales.

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

Substantially all of the shares of our common stock are eligible for immediate resale in the public market. We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our stock incentive plan, the issuance of common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

Since we do not expect to pay cash dividends on our common stock, our stock may be less desirable as an investment and have a lower market price than it might if we paid dividends.

We do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Instead, we intend to apply any available cash flow to repay indebtedness and to the expansion and development of our business. Our failure to pay dividends on our common stock may make it less desirable as an investment, thus having a depressive effect on its price compared to what it might be if we did pay dividends.

We are subject to environmental risks that could be costly.

Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future environmental legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may restrict the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Phase I environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have an adverse effect on our results of operations and financial condition. While we have not been notified by any governmental authority and we have no other knowledge of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of our properties, we cannot assure you that we will not discover problems that currently exist but to which we have no current knowledge, that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to us.

FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated in this prospectus by reference, contains certain forward-looking statements. These include statements about our franchising and expansion plans, acquisition or leasing of additional land parcels, construction of new Inns and expansion of existing Inns, access to debt financing and other matters. These statements are not historical facts but are expectations or projections based on certain assumptions and analyses made by our senior management in light of their experience and perception of historical trends, current conditions, expected further developments and other factors. Whether actual results and developments will conform to our expectations and predictions is, however, subject to a number of risks and uncertainties. These include, but are not limited to:

•	Due to the geographic concentration of our Inns in the southeastern and midwestern United States, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

•	We have incurred debt financing and may incur increased indebtedness in connection with future renovations, acquisitions and general corporate purposes. Increased indebtedness could make us more vulnerable to general economic and lodging industry conditions. Debt would likely be secured by our Inns and if we were unable to meet our debt service obligations, we would risk the loss of some of our assets.

•	Our Inn refurbishing and rebranding projects may be more costly than we anticipate. We are subject to risks of delay or cost overruns. Delays and expenses could impact revenues, negatively impact our reputation with hotel guests, and otherwise adversely impact our results of operations and financial condition. We also may not realize the increased revenue per available room results that we are expecting from these efforts, in which case we may not realize any benefit from these capital expenditures.

The words “estimate,” “project,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These forward looking statements are found at various places throughout this prospectus and the documents incorporated in this prospectus by reference as well as in other written materials, press releases and oral statements issued by us or on our behalf. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

The net proceeds to be received by us as a result of the issuance of the shares of common stock to participants of the Program will be used for working capital and other corporate purposes. The portion of each room charge allocated to a participant’s Stock Awards Program account as well as the amounts paid by participants for direct purchases of our common stock will be considered to be proceeds of this offering.

INFORMATION ABOUT THE PROGRAM

We are offering guests of our participating hotel brands who are individuals who meet certain eligibility standards the opportunity to enroll in the Jameson Stock Awards Program and, upon becoming qualified by satisfying our “three-night requirement,” receive shares of our common stock as a result of each stay in any of our participating Inns. Our participating Inns currently consist of all of our Jameson Inns and Signature Inns. Participants will also have the opportunity to make direct purchases of additional shares of our common stock on a commission-free basis. Information regarding these direct purchases is contained in our prospectus captioned, “Direct Stock Purchase Program.” The information contained in that prospectus and the information presented in the following question and answer format constitute all of the terms and conditions of participation in the Program.

Purpose

1. What is the purpose of the Program?

Many of our competitors have frequent stay or loyalty programs in which the guests receive credits or points which may be used for free nights or merchandise, airline miles or other types of awards for their brand loyalty. Our research has indicated that awards programs are something that many potential guests consider in selecting hotels. We believe that our Program provides its participants with a unique and valuable reward for their loyalty to our brands which is more immediate and tangible than most of the awards under our competitors’ programs.

Benefits and Disadvantages

2. What are the benefits and disadvantages of participation in the Program?

Benefits

Credits for Stays at Our Inns.     As a qualified participant of the Program, you will receive shares of stock in Jameson Inns, Inc. by doing nothing more than paying for your room. To qualify to receive award shares, you must satisfy our “three-night requirement” which is explained in Question 6. Once you have enrolled and qualified, you receive credit for your first three nights’ stays and shares will be issued to you for the month in which your third night’s stay occurs. Your account will be credited with an amount equal to 10% of the room rental charges that satisfy your “three-night requirement,” subject to the $10.00 per night limit on the stock awards credited referred to in the next paragraph.

An amount equal to 10% of your room charge paid at the time of checkout will be credited to your Program account; provided, however, that the total Program credit may not exceed $10.00 per night (representing total room charges of $100.00 per night). The amount credited to your Program account will be based only on the room charge and will not include amounts of tax, VAT, GST, service charges, gratuities or hotel incidentals which may be included on your invoice. Additionally, stays in rooms that are sold through third party internet vendors such as Hotels.com, Priceline, Orbitz, Expedia.com, Hotwire.com and Travelocity may not be eligible for Program credits. Less than 5% of our rooms are booked through these services. Only the participant whose name is on the guest record will be awarded stock purchase credits.

Direct Purchases of Shares.     Participants who have shares credited to their accounts or who are already shareholders will also have the opportunity to purchase additional shares in their Program accounts directly from us. Purchases of these shares are covered by a separate prospectus delivered with this prospectus which you should review.

Price of Shares.     The number of shares you will receive will be based on the amount credited into your Program account on the last business day of a calendar month (including the amount of voluntary cash payments, if any, then in your account) divided by the average of the closing sale prices of our common stock on The Nasdaq Stock Market for the last five trading days of that month. Once you have satisfied the three-night requirement described in Question 6, the shares will be actually credited to your account no later than the tenth day of the following month. No interest will be earned or paid on the cash amounts in your Program account pending the purchase of shares.

No Blackout Dates.     Unlike most frequent guest programs that offer free room nights as an award, award credits under our Program are not restricted as to the rooms for which award credits are issuable or the dates on which award stays may be made.

Sales and Withdrawals of Shares.     Shares held in your Program account can be sold or withdrawn by simply notifying the Program Administrator. Sales of shares may not be made until they have actually been credited to your account. No shares will be credited to your account until after you become a qualified participant by satisfying our three-night requirement. For an explanation of our three-night requirement, see Question 6.

You may request that the Program Administrator sell all or any portion of the whole shares of common stock held on your behalf, with the proceeds from such sale, less the applicable processing fee and any commissions paid, being returned to you. Any of your whole shares to be sold may be aggregated and sold with those of other selling or withdrawing Program participants. If the shares are sold during the first week of any calendar quarter (January, April, July, October), a processing fee of $3.00 will be charged. If the shares are sold at any other time, a $15.00 processing fee will be charged. All sales by the Program Administrator will be through an unaffiliated broker-dealer selected by the Program Administrator and may involve the payment of a brokerage commission. The processing fee and any applicable brokerage commissions will be deducted from the proceeds remitted to the participant. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

See Questions 15 and 16 below with respect to the procedure to withdraw shares from your Program account.

Web Access to Your Account.    You will be able to monitor the status of your account on a secure web page by going online to www.jamesoninns.com and following the instructions for the Jameson Stock Awards Program.

Disadvantages

There are several potential disadvantages of being a participant of the Jameson Stock Awards Program. These include:

•	No interest will be paid on amounts in your Program account pending the purchase of shares of our common stock. This includes both the amounts credited to the account as a result of stays at our Inns and in connection with voluntary direct purchase amounts paid by you into the account.

•	You will not receive any cash amounts credited to your account as a result of stays in our Inns if you withdraw from the Program before the amounts are used to purchase shares of our stock.

•	The price to be paid for shares acquired for your Program account will not be determined until the end of the last business day of each calendar month. Consequently, you will not know what the price for the shares will be at the time of your stays at our Inns or at the time that the voluntary cash payments for direct purchases are made. Only amounts credited on or before the last business day of the month will be used to purchase stock for that month. Amounts credited after that date will be used to purchase stock as of the end of the next month.

•	In an effort to keep the administrative costs to us of implementing and maintaining the Jameson Stock Awards Program at a reasonable level, all participants are required to consent to the electronic delivery of all prospectuses, prospectus supplements, confirmations and other documents relating to these offerings. Consequently, we are not obligated to provide written copies of any of these materials unless electronic delivery fails. They will all be available on our website. You may experience technical difficulties in accessing the internet or our website and you may incur costs in maintaining access to the internet.

•	Participants may incur compensation income with respect to the value of the shares awarded to their accounts if the full amount of their room charges were paid by their employers. See Question 18.

•

There are charges that will be incurred in connection with sales of shares. If you stay at our Inns on an infrequent basis (not more than three or four nights per year), it is possible that the fees and other charges for selling the shares would be greater than the value of our shares that you would receive as a result of your stays. In that instance, you would not receive any proceeds but you also would not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

•	Your participation in the Program may be cancelled for the reasons noted in the response to Question 17, such as violating the terms and conditions or applicable laws, failure to pay for the room or the commission of fraud or abuse involving the Program. If your account is canceled or terminated, the shares held in your account will be either distributed to you or sold, as you elect. See Question 17.

Marketing and Administration

3. Who will act as sales agent?

We have engaged Brinson Patrick Securities Corporation to act as our agent in connection with enrollments by participants and the issuance of shares of our stock to the participants in respect of their hotel stays. Brinson Patrick will have no involvement in purchases of shares by Participants under the Direct Stock Purchase Program which is covered by a separate prospectus, which is being delivered with this prospectus. We will pay Brinson Patrick a commission of 0.5% of the purchase prices of our shares issued for hotel stays. We have also agreed to pay the expenses, legal fees and other costs as incurred incident to: (i) the registering of Brinson Patrick as a registered broker-dealer in each state of the United States (other than New York State), the District of Columbia and Puerto Rico; (ii) the qualification of two registered representatives of Brinson Patrick as agents under the securities laws of each of the jurisdictions referred to in (i); and (iii) the legal representation of Brinson Patrick in connection with the Program, including, but not limited to, legal representation and filing fees incident to securing any required review by the NASD of the terms of Brinson Patrick’s compensation in the Program. We estimate that these expenses, legal fees and other costs will equal approximately $115,000.

We have agreed to indemnify Brinson Patrick against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Brinson Patrick may be required to make in respect thereof. A predecessor of Brinson Patrick acted as our sales agent in connection with an at the market offering of shares of our common stock in 1999 and 2000.

Brinson Patrick will not have any duties or responsibilities for any of the following activities:

•	the Program Administrator’s purchases of shares from us on behalf of Program participants under the Direct Stock Purchase Program;

•	the Program Administrator’s activities in the transfer of hotel stay credit shares from us to it on behalf of Program participants;

•	the maintenance of records of share ownership on behalf of Program participants;

•	the distribution of reports of share ownership to Program participants;

•	the sale of any securities held in a participant’s account;

•	any determination by us to terminate a participant; or

•	any other duties or responsibilities which are to be performed by the Program Administrator as described in this prospectus.

You can contact Brinson Patrick at:

Brinson Patrick Securities Corporation

P.O. Box 1997

New York, New York 10117-0024

4. Who will administer the Program?

The Program is operated and administrated by Jameson Inns, Inc. through the Program Administrator, Registrar and Transfer Company. The Program Administrator will send statements of account to you by e-mail and perform other duties relating to the Program. You may direct questions to the Program Administrator at:

Registrar and Transfer Company

Attn: Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey 07016

telephone: (800) 368-5948

email: info@rtco.com

website: http://www.rtco.com

You should provide your account number or social security number to the Program Administrator in any telephone or written inquiry. Any written inquiry should include a telephone number where you can be reached during business hours.

The Program Administrator also acts as our transfer agent and registrar.

Participation

5. Who is eligible to become a Participant?

All individuals who are guests of the participating hotel brands and who meet the following eligibility standards are eligible to become participants of the Program:

•	be 18 years of age;

•	have an annual income of greater than $15,000;

•	have an estimated net worth of greater than $30,000; and

•	have invested, either directly or indirectly (through mutual funds, 401(k) plans, other pension or retirement plans, variable annuities or life insurance policies, etc.), in securities of publicly traded companies.

Companies and other entities are prohibited from enrolling. You may maintain only one account.

Some employers may prohibit or restrict employee participation in the Program. We assume no responsibility or liability for compliance with any of these prohibitions or restrictions.

6. How do I become a Participant?

To become a participant of the Program, you may enroll at our website at www.jamesoninns.com.

To qualify to receive award shares for your stays at our hotels, you must satisfy our “three-night requirement.” The “three-night requirement” is satisfied when you have rented a room registered in your name three times (which would include multiple rooms rented on the same night, but does not include rooms rented through third-party internet vendors such as Hotels.com, Priceline, Orbitz, Expedia.com, Hotwire.com and Travelocity) during the 12-month period beginning the earlier of the date we receive your enrollment application for the Program or the first night you use your temporary participant user ID on your guest record at one of our hotels.

Once you have enrolled and qualified, you receive credit for your first three nights’ stays and shares will be issued to you for the month in which your third night’s stay occurs. Your account will be credited with an amount equal to 10% of the room rental charges that satisfy your “three-night requirement,” subject to the $10.00 per night limit on the stock awards credited referred to in the first paragraph of the Question 2 response.

Purchases

7. When will my stock be issued under the Program?

Shares are issued to qualified Program participants within 10 days of the last business day of each calendar month with respect to amounts credited to the participants’ Program accounts through the last business day of the month. We will not pay interest on payments held pending investment. Amounts credited after the last business day of the month will be used to purchase stock at the end of the following calendar month. For each month in which there is any activity in your account, you will receive a statement by e-mail reflecting that activity.

8. At what price are shares purchased under the Program?

The price for the shares issued with respect to amounts credited to your Program account due to your stays at our Inns will be based on the average of the closing prices of our common stock as reported on The Nasdaq Stock Market for the last five trading days of the calendar month in which amounts are credited to participants’ accounts. Brinson Patrick Securities Corporation will act as our agent in connection with the issuance of our shares as credits for your hotel stays. It will receive a commission of 0.5% in connection with the issuance of these shares, but we will pay the entire amount of these commissions.

9. How many shares of common stock will be purchased on my behalf by the Program Administrator?

The number of shares to be credited to your Program account will be determined by dividing the total amount of the cash credited to your Program account for your stays plus any additional amounts you may have paid into your account for additional shares divided by the applicable purchase price. The number of shares credited to your Program account may include fractional shares of up to four decimal places.

10. What are the costs, expenses and fees I will have to pay in connection with my participation in the Program?

You will incur no brokerage commissions, fees or service charges for purchases made under the Program. We pay all costs of administration of the Program. The only costs or fees you will have to pay will be the processing fees and any brokerage commissions due in connection with sales of shares (see Questions 17 and 24) which will include a processing fee of $3.00, if sold during the first week of each calendar quarter, and $15.00 if sold at any other time. The processing fee and any applicable commissions will be deducted from the proceeds remitted to you.

You will not be subject to any other costs, fees, expenses or commissions in connection with your participation in the Program or your termination of that participation. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency. The commission payable to our sales agent, Brinson Patrick Securities Corporation, in connection with the issuance of shares for hotel stays will be paid entirely by us. Question 18 addresses the tax consequences of participating in the Program.

Additional Stock Purchases

11. Who is eligible to make additional stock purchases?

All participants of the Program who have shares credited to their accounts or who are already shareholders may purchase additional shares for their accounts at no commission. Purchases of these shares are covered by a separate prospectus which you should review.

Reports to Participants

12. What information will I be provided regarding the Program?

Confirmations.    On or before the date shares are purchased for your account, we will send you a confirmation stating the date of purchase, price and number of shares purchased.

Statements.    You will be sent a statement of account by e-mail for each month in which purchases or sales are made for your account which will include the number of shares earned, shares purchased and shares sold during the month, if any. Every participant will receive by e-mail an annual statement of account regardless of whether there has been any activity in the account during the year. Monthly reports are expected to be sent by the 20th day of the following month and annual statements are expected to be sent out by January 31 of each year. Additionally, you can access this information at any time by visiting our website at www.jamesoninns.com and then logging on to the Jameson Stock Awards Program with your private user name and password. Each statement will indicate:

•	The amounts credited to your Program account as a result of your stays during the month;

•	The amounts of voluntary direct purchase payments made during the month;

•	The purchase prices per share for all of the shares issued to your account during the month;

•	The number of shares awarded during the month; and

•	The total number of shares in your account.

These statements are a record of the cost of purchases under the Program and should be retained for tax purposes. Information available on the website is updated on a monthly basis only and will not otherwise be revised to reflect any interim activity.

Web Access to Account Information.    You will be able to view information about your account in the Program on a secure website on the internet by going to www.jamesoninns.com and following the instructions for accessing your account. You will receive a user identification code and password that are necessary to view your account information. Your online account statement will be updated every month in which you have any activity in your Program account. You may request information regarding your account or submit electronic requests for information using this online access. Activity in your account will be updated monthly, usually around the 10th day of the month to reflect activity during the prior month.

Shareholder Communications and Voting.    Participants who consent will receive proxy statements, proxy cards, annual reports to shareholders and other reports and correspondence electronically. You may revoke your consent to electronic delivery of these materials at any time. Consenting participants will be notified by e-mail when and where these documents are available and will have links to the documents. If the Program Administrator receives notice that an e-mail to you has not been delivered, you will be mailed these shareholder materials and given instructions on how to correct or update your e-mail address and other contact information. You will be able to make any corrections and provide updated information by mail or online. If you revoke your request to electronic delivery of these shareholder communications, you will receive written copies of these materials by mail.

By consenting to receive shareholder materials electronically, you can help the environment and also save your company the costs of printing and mailing copies. Given our large individual shareholder base, the potential savings from electronic delivery could be substantial. In addition, you will receive your materials sooner than if they are mailed.

Participants will also be able to vote the shares in their accounts electronically or by printing out the proxy cards and mailing them to the Program Administrator. See Question 20 below for more information about voting shares held in your Program account.

Changes in Account Information.    Information in the account statements may change to reflect incorrectly posted stay activity, uncollected room charges or other revisions to the room charges of participants. If you believe your account statement is inaccurate, contact the Program Administrator. Adjustments will not be made more than 60 days after the statement date. Please keep all of your hotel room receipts for your records, as they will be required for share adjustment requests.

As a condition of enrollment in the Jameson Stock Awards Program, each participant must consent to receiving all prospectuses, prospectus supplements, confirmations and other documents relating to these offerings by electronic means.

13. How can I revoke my consent to or request electronic delivery of shareholder materials?

You may revoke your consent to electronic delivery of shareholder materials such as proxy statements, proxy cards, annual reports and other correspondence, or elect to begin receiving these materials electronically, by calling 1-800-518-7184. The consent to electronic delivery of prospectuses, prospectus supplements, confirmations and other offering documents may not be revoked.

Share Certificates

14. Will I receive certificates for shares of common stock awarded under the Program?

Unless you request them, certificates for shares of common stock awarded under the Program will not be issued to you. The number of shares credited to your account under the Program will be shown on your account statements. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates will be issued to you for whole shares withdrawn from the Program. See Questions 15 and 24.

Withdrawal of Shares in Program Accounts

15. How may I withdraw shares awarded under the Program?

You may withdraw all or a portion of the shares in your account by notifying the Program Administrator in writing and specifying the number of shares you wish to withdraw. You should mail the notice to the Program Administrator at the address shown in response to Question 4 above. The benefits outlined in this prospectus will no longer apply to shares withdrawn from your Program account. Certificates for whole shares of common stock so withdrawn will be registered in your name and delivered to you without charge.

16. What happens to any fractional interest when I withdraw shares awarded under the Program?

Any fractional interest withdrawn by you under the Program will be liquidated by the Program Administrator on the basis of the then current market value of the common stock and a check issued promptly to you for the proceeds. In no case will certificates representing a fractional interest be issued.

Discontinuation of Program Participation

17. How is my participation in the Program terminated?

You may terminate your participation in the Program at any time and for any reason by notifying the Program Administrator in writing. We may terminate your participation in the Program for any of the following reasons:

•	You violate the terms and conditions then in effect

•	You misrepresent any information or misuse this Program

•	You violate any national, state or local law or regulation in connection with your participation in the Program

•	You fail to pay for hotel charges

•	Your check or credit card charge to a participating hotel brand is returned or declared invalid for any reason

•	You commit a fraud or abuse involving any portion of this Program

•	You maintain more than one active account

•	You act, in any other way, to the detriment of the Program.

Upon termination of your participation in the Program, or upon termination, cancellation or discontinuance of the Program, the whole shares of stock held in your Program account will either be sold or distributed to you, as you may elect. Any fractional share will be sold and you will receive a check for the proceeds of the sale. While you may incur the expenses and fees resulting from sales of your shares (if they are not distributed to you) upon termination of your participation in the Program or upon the termination, cancellation or discontinuance of the Program itself, you will not forfeit any of the shares in your account in either such event.

You will be notified of any termination of your participation in the Program and given the option of receiving a certificate for your whole shares or having those shares sold by the Program Administrator.

Federal Tax Information

18. What are the federal income tax consequences of participation in the Program?

Your participation in the Program will have certain consequences from a federal income tax standpoint. Because the Program is unique, there are limited applicable legal precedents and we are not able to describe all of the material tax consequences with certainty. The following discussion is what we expect the federal income tax consequences to be, but you should check with your own tax advisers regarding the tax treatment of your participation in the Program.

Receipt of our stock by Jameson Stock Awards Program participants is somewhat analogous to the receipt of frequent flyer miles under the loyalty programs implemented by virtually all major domestic airlines. The Internal Revenue Service views personal use of awards earned through business travel as a potentially taxable benefit. However, due to the complexities involved with the issue and other factors, the IRS has announced that it will not take any action to enforce this position, at least currently. The IRS could adopt a similar position with respect to the receipt of our common stock by participants whose stays are business related. Conversely, the IRS could take a stricter approach in addressing programs like ours which provide for benefits easily convertible to cash.

If you stay at one of our Inns for personal, nondeductible purposes, your receipt of stock in the Program simply reduces the cost of your stay. You will be treated as if you paid for the stock and also paid a lesser amount for your room than originally charged. In that case you will not realize income for federal income tax purposes. However, if your stay at the Inn is business related, that portion of the room charge which is credited to your Program account will probably not be deductible by you or your employer. If you are an employee and the charge for your stay is being paid or reimbursed by your employer, the value of the Jameson stock you receive may be treated as compensation income to you. That treatment could obligate you to pay your employer that amount of any withholding tax, FICA, Medicare or other amounts that the employer would otherwise be required to withhold if the additional compensation were directly paid to you by your employer. Alternatively, if you are a shareholder of your corporate employer, your employer may be denied a deduction for the portion of the room charge that is used to purchase our stock and your receipt of the stock might be treated as a distribution to you from your employer (which could be a dividend).

The Program shares will have a tax basis attributed to them, but the law is uncertain as to what that basis may be. If your stay is personal or otherwise non-deductible, your cost basis in the stock will most likely be equal to the purchase prices of the shares issued to your account—see Questions 2 and 8 above. If you are reimbursed for your room charges by your employer and you are not required to report any taxable income with respect to the shares acquired in your Program account as a result of the stay (because, for example, the IRS allows your receipt of our stock to be treated in the same manner as frequent flyer awards), you will have a zero basis in the stock. If you are reimbursed for your room charges and you are required to report the receipt of our stock as gross income, then your basis in that stock will be equal to the amount included in gross income by reason of your receipt of our stock.

Upon a sale of your stock acquired through participation in the Program, you will realize a capital gain or loss equal to the difference between the amount of your net sales proceeds and your tax basis, if any, in the stock sold. If you hold the shares for more than one year, your gain or loss will be long-term and taxed, if it is a gain, at the applicable long-term capital gains rate. If you hold the shares for less than one year, your gain or loss will be a short-term and taxed, if it is a gain, at the applicable short-term capital gains rate.

The above is intended only as a general discussion of the current federal income tax consequences of participation in the Program. No attempt has been made to discuss any state or foreign tax consequences. For a more detailed discussion regarding the federal, state, and foreign tax consequences of participation in the Program, you should consult your own tax advisers. The Program Administrator will provide certain account information to you, including the information addressing Program participation in your federal income tax return.

Other Information

19. What happens if we issue a stock dividend, declare a stock split or have a rights offering with respect to our common stock?

Any shares resulting from a stock dividend or stock split of our common stock (including whole shares and any fractional shares) in your account will be credited to your account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to your account. The number and class of shares subject to the Program will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and similar changes.

20. How will the shares credited to my account be voted at a meeting of shareholders?

A proxy card will be sent to you in connection with any meeting of shareholders. This proxy will apply to all of your shares for which you are the record owner, including Program shares. (You will receive separate proxy materials and instructions from any brokerage firms or other companies which may hold shares in “street name” for you.) If the proxy card is returned properly signed and marked for voting, all shares (including whole and fractional shares) held in the Program will be voted in accordance with your instructions on the proxy card.

If no instructions are indicated on a properly signed and returned proxy card, all shares (including both whole and fractional shares) held in the Program will be voted in accordance with the recommendations of our management. If the proxy card is not returned or is returned unsigned, your shares covered by such proxy card will not be voted; you or your duly appointed representative could, however, vote the shares of the common stock registered in your name in person at the meeting.

21. What is the responsibility of the Program Administrator?

The Program Administrator transfers the cash amounts in your Program account to the Company in payment for shares of common stock, maintains continuing records of your account, and advises you as to all transactions in and the status of your account. The Program Administrator acts as your agent.

All notices sent from the Program Administrator to you will be addressed to you at the e-mail address shown on the records of the Program Administrator. If the Program Administrator receives notice that an e-mail to you is not delivered, you will be mailed the materials and instructed how you can correct and update your e-mail address and other contact information. The transmission of an e-mailed notice to your last e-mail address of record will satisfy the Program Administrator’s duty of giving notice to you, subject to its commitment to provide written materials as described in the preceding sentences. Therefore, you must promptly notify the Program Administrator of any change of your e-mail address or other contact information.

If you do not consent or if you revoke your consent to electronic delivery of proxy statements, proxy cards, annual reports and other reports, the Program Administrator will send you these materials by mail.

In administering the Program, the Program Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate your account upon your death prior to receipt of written notice of such death. The Program Administrator will have no duties, responsibilities or liabilities except those which are expressly set forth in the Program.

All transactions in connection with the Program will be governed by the laws of the State of Georgia.

22. May the Program be modified or discontinued?

We reserve the right to suspend, discontinue or cancel the Program at any time. In the event the Program is suspended, discontinued or cancelled, your right to receive shares of stock as a result of your stays at our Inns will end. Upon any discontinuation or cancellation of the Program, you will be entitled to have your shares sold by the Program Administrator or distributed to you.

The terms and conditions of the Stock Awards Program are described in full in this prospectus under the caption “Information about the Program.” We reserve the right to change, limit, modify or eliminate Program terms and conditions (including the number of shares issued for a qualifying stay), regulations, benefits, conditions of participation, rewards and reward levels in whole or in part at any time. You will be bound by any such changes. Any such changes in the terms or conditions will be shown in a supplement to this prospectus which will be placed on the www.jamesoninns.com website and will be effective immediately unless stated otherwise. A notice that a change has been made will be placed on the website for a reasonable period of time. The Program Administrator will attempt to notify participants of major Program changes via e-mail, but will not be liable for failure to do so, and all participants will nevertheless be bound. If the Program Administrator receives notice that any e-mail to you has not been delivered, it will mail you the prospectus supplement, and instruct you as to how to correct your e-mail address and other contact information.

23. May I pledge shares awarded under the Program?

No. If you wish to pledge shares credited to your account, you must request the withdrawal of such shares in accordance with the procedures outlined in the response to Question 15 above.

24. What procedures should I follow if I wish to sell shares purchased under the Program?

If you wish to sell all or a portion of the shares credited to your account, you must request that the Program Administrator sell such shares. You may sell your shares during the first week of any calendar quarter (January, April, July, October) for a $3.00 processing fee. You may sell your shares at any other time for a $15.00 processing fee. Sales will be made on the open market through an unaffiliated broker-dealer selected by the Program Administrator. After any sales of your shares have been made, the Program Administrator will send you a check for the proceeds less the amounts of the applicable processing fees and brokerage commissions. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

25. What is the source of Jameson stock purchased through the Program?

Share purchases will normally be made directly from us.

26. How are the terms and conditions of the Program interpreted?

Any question of interpretation of the terms or conditions of the Program will be determined by us and that determination will be final. We may adopt additional terms and conditions or we may modify or eliminate any of the existing terms and conditions. The operation of the Program will be governed by the laws of the State of Georgia.

INDEMNIFICATION

As allowed by the Georgia Business Corporation Code, both our articles of incorporation and our bylaws permit indemnification of our directors, officers, employees and agents from liability in certain circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL OPINION

The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

FREQUENT GUEST LOYALTY PROGRAM

Enroll Today

at

www.jamesoninns.com

For Reservations:

Call

1-800-JAMESON

PROSPECTUS

                , 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 3, 2005

DIRECT STOCK PURCHASE PROGRAM

Jameson Inns, Inc. has formed the Jameson Stock Awards Program to provide our guests who are individuals who meet certain eligibility standards the opportunity to receive shares of our common stock as an award for their stays at our Inns pursuant to the offering described in our prospectus captioned Frequent Guest Loyalty Program. Participants may also make direct purchases of our common stock without any commissions or other similar charges. These offerings are being conducted concurrently. To make direct stock purchases, you must already be a participant in the Program and either have already been awarded shares in your account for stays in our hotels or otherwise be an existing beneficial holder of our shares. As a participant in the Program, you have already received a copy of the prospectus covering the issuance of stock awards pursuant to the Frequent Guest Loyalty Program. If you would like another copy, you may access it at www.jamesoninns.com.

Enrolling participants must consent to electronic delivery of this prospectus, the prospectus for the Frequent Guest Loyalty Program, all prospectus amendments and supplements, confirmations and other information relating to this offering. This consent may not be revoked. Upon enrollment, you can also consent to electronic delivery of annual reports, proxy statements, communications and other materials provided generally to our shareholders from time to time, but that consent may be revoked at any time and you will then receive paper copies of these materials by mail.

The Program may be suspended, discontinued or canceled or at any time. Also, terms and conditions of the Program may be changed, limited, modified or eliminated at any time.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4 for a discussion of certain factors you should consider before acquiring our common stock.

Our common stock is listed for quotation on the Nasdaq National Market under the symbol “JAMS.” On June 2, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $2.31 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                  , 2005

You should rely only on the information provided in this prospectus including the information incorporated by reference. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

We are not offering the securities in any state where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, quarterly reports, special reports, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy reports, statements or other information at the SEC’s public reference rooms in Washington. D.C. (at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), New York City (at 233 Broadway, New York, New York 10279-0001), or Chicago, Illinois (at Suite 1400, 500 West Madison, Chicago, Illinois 60661). Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “www.sec.gov”.

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INCORPORATION OF IMPORTANT INFORMATION BY REFERENCE

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents which we have filed. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in the prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by this prospectus have been sold or we otherwise terminate the offering of these shares:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Our definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 2, 2005 in connection with our solicitation of proxies for the annual meeting of shareholders to be held June 21, 2005;

•	Our Current Reports on Form 8-K filed January 6, 2005, February 25, 2005, March 15, 2005, March 17, 2005 and April 28, 2005;

•	The description of our common stock contained in our registration statement on Form 8-A filed January 19, 1994, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:

Steve A. Curlee, Secretary

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050

Atlanta, Georgia 30346-1604

(770) 901-9020

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SUMMARY

The following summary highlights selected information from this prospectus and in the documents incorporated by reference. Because this is a summary, its does not contain all information about us that may be important to you. You should read this entire prospectus and the other documents referred to in “Where You Can Find Additional Information,” and the pro forma and consolidated financial statements and related notes which are incorporated by reference in this prospectus. This prospectus accompanies the prospectus with the same date captioned, “Frequent Guest Loyalty Program” which addresses enrollment in the Program and the issuance of shares for hotel stay credits. The Jameson Inn® and Signature Inn® are our registered trademarks. Unless the context otherwise requires, references in this prospectus to “Jameson,” “we,” “us,” and “our” refers to Jameson Inns, Inc. and its subsidiaries collectively. Unless otherwise indicated, references in this prospectus to “Inns” refer to our owned and franchised Jameson Inns and our owned Signature Inns.

Jameson Inns, Inc.

We are an owner and operator of economy and mid-scale hotels in the southeastern and midwestern United States. Our Inns are designed to attract business and leisure travelers who are focused on price and quality and are located mainly in markets which we feel have a growing industrial and commercial base. Our target customers are business travelers, such as sales representatives and government employees, as well as families and leisure travelers attending events in our markets, such as college or cultural gatherings, fairs, festivals and family reunions. As of March 31, 2005, we owned 90 Jameson Inns and franchised an additional 12 Jameson Inns in the southeastern United States totaling 5,604 rooms. At the same date, we also owned 23 Signature Inns in the midwestern United States, totaling 2,620 rooms. We also manage one of our franchised Inns.

Founded by Thomas W. Kitchin, we became a public company in 1994 as a real estate investment trust, commonly known as a REIT. Effective January 1, 2004, we relinquished our status as a REIT for federal income tax purposes and became a taxable C-corporation.

On January 2, 2004, we acquired Kitchin Hospitality, LLC (which had leased our Inns from us and operated them since we were restricted under the REIT rules from operating our own properties) from Thomas W. Kitchin and his family. Mr. Kitchin is our chairman of the board of directors and his son, Craig R. Kitchin, is our president and chief financial officer as well as a director. In connection with this transaction, Mr. Kitchin and his family received 2,153,366 shares of common stock and cash in the amount of $1.3 million.

No longer constrained by the REIT prohibition on direct operation of our hotel properties, we are now able to operate our Inns and receive the full financial benefits from those operations, as well as engage in other related activities such as franchising and property management that allows us to capitalize upon our strong brand name. In connection with our conversion to a C-corporation, we do not intend to pay a dividend on our common stock for the foreseeable future, and instead intend to reinvest our available cash flow into our business.

Now that we have acquired Kitchin Hospitality, which has operated our Inns, we will encounter the financial risks of its operating and administrative expenses, as well as the legal and regulatory risks associated with operating hotel properties. We may be unable to efficiently combine the operations of the two companies while assuming the risks of Kitchin Hospitality. We could fail to achieve the benefits anticipated from the acquisition, which would hurt our prospects for profitability in the future. Moreover, since we relinquished our REIT status, we are no longer allowed a deduction for distributions to shareholders in computing taxable income and are subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, we are disqualified from electing treatment as a REIT for federal income tax purposes for the four taxable years following the year during which we relinquished our REIT status.

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As has been the case with other hospitality companies, in recent years we have experienced losses and declining occupancy and average daily room rates. We have not opened any new Inns since the middle of 2002 and have sold a number of operating Inns. We also have a sizable amount of mortgage debt, although in August of 2004 we redeemed all of our outstanding shares of preferred stock, as mentioned below.

In July of 2004, we completed a public offering of 43,000,000 shares of common stock. We used the net proceeds of that offering (approximately $77.1 million) primarily to redeem all of our outstanding shares of preferred stock.

On March 15, 2005, we completed a private offering of $26,250,000 of Trust Preferred Securities through a Delaware statutor trust sponsored by us. We are using the net proceeds to retire current debt and for general corporate purposes.

We are in the process of refurbishing and rebranding our Signature Inns. Most of our Signature Inns will become Jameson Inns over the next several years. Those Signature Inns that are not converted to Jameson Inns will probably be sold. We estimate the capital costs of this project will be approximately $16 million over the next several years and we expect to be able to pay these costs primarily with the funds that would otherwise have been required to pay the dividends on our preferred stock had it not been redeemed. During the first quarter of 2005, we have substantially completed the renovation and conversion of three Signature Inns to Jameson Inns. We have listed eight Signature Inns for sale and have reflected an impairment loss of $6.6 million on those Inns in the year ended December 31, 2004.

Our mailing address is Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604. Our telephone number is (770) 901-9020. Our website is www.jamesoninns.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.

The Jameson Stock Awards Program

We are offering up to 3,000,000 shares of our common stock for issuance to participants of the Jameson Stock Awards Program. We have formed the Program to provide our guests with the opportunity to participate in a loyalty awards program which we believe offers a more tangible benefit and value than the more common frequent stay programs offered by other hospitality companies. Participants who already have shares credited to their accounts or who are already shareholders will also have the opportunity to make direct purchases of our stock at the same price at which the shares issued with respect to the hotel stay credits are issued. These purchases are made directly from us, not through a broker-dealer. If you are not already a qualified participant, you should review the prospectus captioned, “Frequent Guest Loyalty Program” for information about enrollment and qualification as a participant. This prospectus may be obtained online at www.jamesoninns.com.

Our stock will be acquired by the Program participants as of the last business day of each calendar month. The price paid for shares will be equal to the average of the closing prices of our stock on The Nasdaq Stock Market for the last five trading days of the calendar month. Shares acquired for a particular calendar month will be credited to participants’ accounts no later than the tenth day of the following month. As a participant, you will receive by e-mail:

•	on or before the date of issuance, a confirmation of the shares issued and the price of the shares, and,

•	by the 20th day of the following month, a monthly statement from the Program Administrator for each month in which you have activity in your account noting the stay credits, direct stock purchase amounts received and the number of shares purchased for you for the month.

Funds for direct stock purchases will be maintained by the Program Administrator who will make the monthly purchases. All of the Program shares will be held by the Program Administrator in book-entry form in

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your account. Sales of shares may be made by notifying the Program Administrator. Sales of shares will not be made until the shares are actually credited to your account, which may take until the tenth day of the following month. There will be a nominal charge for these sales (a $3.00 processing fee for sales made during the first week of each calendar quarter and a $15.00 processing fee for sales made at other times). Sales will be made through an unaffiliated broker-dealer selected by the Program Administrator and the applicable processing fee and any brokerage commissions (which will be in addition to the processing fee) that may be payable will be deducted from the sales proceeds remitted to the selling participant.

You may enroll by going online to our website at www.jamesoninns.com where you will be directed to a secure online enrollment page. Unless you are already a Jameson shareholder, you may not make voluntary direct purchases until shares of our stock issued for stock awards credits have been included in your account.

Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section prior to deciding whether to enroll in the Stock Awards Program or purchasing our common stock. Some of the risks include:

•	Due to the geographic concentration of our Inns in the southeastern and midwestern United States, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

•	We have incurred debt financing and may incur increased indebtedness in connection with future renovations, acquisitions and general corporate purposes. Increased indebtedness could make us more vulnerable to general economic and lodging industry conditions. Debt would likely be secured by our Inns and if we were unable to meet our debt service obligations, we would risk the loss of some of our assets.

•	Our planned hotel refurbishing and rebranding projects may be more costly than we anticipate. We are subject to risks of delay or cost overruns. Delays and expenses could impact revenues, negatively impact our reputation with hotel guests, and otherwise adversely impact our results of operations and financial condition. We also may not realize the increased revenues per available room (RevPAR) results that we are expecting from these efforts, in which case we may not realize any benefit from these capital expenditures.

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RISK FACTORS

Before you enroll in the Jameson Stock Awards Program or make any purchases of our common stock, you should be aware that there are risks, including those set forth below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide to enroll in the Program or purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Jameson Stock Awards Program

At any time, the Program could be terminated or suspended or the terms and conditions, including the award amounts, could be changed, which could result in your realization of substantially less benefits of participation than what you may expect and the amount of your benefits received could be less than the cost of participation.

We believe that our Stock Awards Program is a unique form of loyalty program and we have no prior experience with the implementation of such a program. Consequently, we may find that it is substantially more expensive to implement and maintain than what we currently expect or it may result in substantially fewer benefits than what we anticipate for us or for our guests. As a result, we have reserved the right to change the terms and conditions of the Program or to modify, suspend or cancel the Program in its entirety, as more fully described in the answer to Question 21 below. Any of these actions could keep you from realizing any meaningful benefit from the Program and your costs of participation could be greater than the benefits you may receive.

In order to enroll in the Program, you are required to consent to electronic delivery of our prospectuses, prospectus supplements, confirmations and other documents relating to these offerings, which could make it difficult or impossible for you to receive these materials if your access to the internet is compromised or restricted in any respect.

Because of the printing costs and the costs of delivering hard copies of Program materials, we are requiring that all participants agree that these materials relating to these offerings, including prospectuses, prospectus supplements and amendments and confirmations of purchases for your account, may be delivered in electronic format only. If your access to e-mail or to our web site is restricted for any reason, you would be unable to receive Program information, which could mean that you may not receive notice of or information about material developments regarding the Program or us. If the Program Administrator receives notice that any e-mail to you has not been delivered, it will mail written copies of these materials to you. However, there is no assurance that the Program Administrator will always receive notice of e-mails that are not delivered. You will also incur costs in maintaining access to the internet which is necessary to receive electronic delivery of Program materials. You will also be able to request copies by mail of specific documents as noted under “Incorporation of Important Information by Reference” above at any time.

Risks Relating to Our Business

Due to the geographic concentration of our Inns, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

All Jameson Inns are located in the southeastern United States and approximately 19.4% of our total rooms are located in Georgia (all of which are Jameson Inns). All Signature Inns are in the midwestern United States and approximately 18.5% of our total rooms are located in Indiana (all of which are Signature Inns). For the foreseeable future we will continue to have a concentration in those two regions of the country. As a result, our

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hotel properties are subject to the effects of adverse economic and competitive conditions and trends in those regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of hotel properties in one region or in a limited number of markets may expose us to risks of adverse economic developments which are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ properties in these markets and higher local property, sales and income taxes in the geographic markets in which we are concentrated. This geographic concentration also makes us more vulnerable to local and regional occurrences such as seasonal factors and natural disasters. Any of these could cause a reduction or decline in our revenues and cash flow.

Our hotel refurbishment and rebranding for our Signature Inns may be more costly than we anticipate.

We intend to refurbish and rebrand most of our Signature Inns. These projects are subject to a number of risks, including construction delays or cost overruns. Further, additional financing for these projects may not be available or, even if available, may not be on favorable terms. Any unanticipated delays or expenses incurred in connection with the refurbishment or rebranding of the Signature Inns could impact expected revenues, negatively affect our reputation among hotel guests and otherwise adversely impact our results of operations and financial condition.

We have incurred a substantial amount of debt, and we may incur additional indebtedness in the future, all of which increases our expenses and the risks of unprofitable operations.

Our outstanding indebtedness as of March 31, 2005 was approximately $213.3 million, of which approximately $160.2 million was variable rate debt. Substantially all of our outstanding indebtedness is secured by individual hotel properties. For the quarter ended March 31, 2005, our outstanding indebtedness had a weighted average annual interest rate of 5.6%. At March 31, 2005, our ratio of long-term debt (including current portion) to equity was 2.74 to 1. Neither our articles of incorporation nor our bylaws limit the amount of indebtedness that we may incur. Subject to limitations in our debt instruments, we may incur additional debt in the future to finance renovations and acquisitions and for general corporate purposes. Our board has adopted a policy of limiting our mortgage debt to 65% of the aggregate value of the Inns we own, based on the most recent appraisals we have, but that policy could be changed at any time. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could reduce our operating cash flow. Our continuing indebtedness could increase our vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair our ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. Our indebtedness is, and will likely continue to be, secured by mortgages on our owned Inns. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets, including our owned Inns, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable to us. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more owned Inns at times that may not permit realization of the maximum return on our investments. Economic conditions could result in higher interest rates, which would increase debt service requirements on variable rate debt and could reduce the amount of cash available for various corporate purposes.

We have a substantial amount of debt maturing in the next three years. We have scheduled aggregate principal payments and maturing loans of approximately $44.3 million, $59.1 million, and $17.7 million, respectively, for each of the successive twelve-month periods subsequent to March 31, 2005. If we are unable to successfully negotiate renewal or extensions of that debt or obtain refinancing on favorable terms, we may be forced to sell assets or lose hotel properties to foreclosure.

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Our lack of industry diversification makes us more vulnerable to economic downturns.

We currently, and intend in the future to, invest primarily in Inns. This concentration of our investments in a single industry makes us more vulnerable to adverse effects of occurrences such as economic downturns. A weakness in the economy or a downturn in the hotel industry in general or in the economy and mid-scale segment in particular could have a more significant effect on the operation of our Inns and, therefore, on revenues and cash flow than if our investments were more economically diverse.

Our franchising program depends upon third party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control consistent with the Jameson Inn standard.

The success of our franchising program is in large part dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

•	timely payment of royalties and other fees;

•	commitment to our “Perfect Stay Guarantee”;

•	ongoing capital expenditures and maintenance; and

•	proper usage and protection of the Jameson Inn brand and related trademarks.

In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our Jameson Inn brand, which may decrease its value or expose it to legal challenges, which, in turn, could subject us to substantial loss and expense. Approximately 5.8% of our total rooms are owned and operated by our franchisees. The fees and other revenues we have received from our franchising operations during the quarter ended March 31, 2005 represent less than 1% of our total revenues for that period.

Our business could be harmed if key personnel terminate their employment with us.

Our success is dependent on the efforts of our management team. Our six senior executives have more than 100 years of combined experience in the hotel industry. While we believe we could find replacements for these key personnel, the loss of their services could hurt our efforts to conduct our operations in an effective and efficient manner. We currently own and are the beneficiary of key person life insurance in the amount of $1,000,000 for Thomas W. Kitchin, our Chairman and Chief Executive Officer.

We have common stock ownership limitations in our articles of incorporation which could restrict the marketability or liquidity of our common stock.

In connection with our election in 1994 to be taxed as a real estate investment trust we included certain ownership restrictions in our articles of incorporation to assist us in our efforts to qualify as a REIT. Since our status as a REIT has been relinquished, these stock ownership restrictions are no longer needed. Our board of directors approved an amendment to our articles of incorporation to remove all of these provisions to the extent they are applicable to shares of our common stock. However, the proposed amendment was not approved by our shareholders at our annual meeting on June 4, 2004. Consequently, the ownership restrictions will continue. It is possible that these restrictions could be enforced in the future in a manner that might discourage a change of control.

Provisions in our charter documents may make it difficult for a third party to acquire us and could depress the price of our common stock.

Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change of control of us. These provisions could make it more difficult for shareholders to elect directors and take other

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corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the shares of our common stock. These provisions include:

•	the authority of the board of directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

Our business is seasonal in nature, and we are likely to experience fluctuations in our results of operations and financial condition.

Our business is seasonal in nature, with the months from April through September generally accounting for a greater portion of annual revenues than the months from October through March. Therefore, our results for any quarter may not be indicative of the results that may be achieved for the full fiscal year. The seasonal nature of our business increases our vulnerability to risks such as labor force shortages and cash flow problems. Further, if an adverse event such as an actual or threatened terrorist attack, international conflict, regional economic downturn or poor weather conditions should occur during the months of April through September, the adverse impact to our revenues could likely be greater as a result of our seasonal business. Since we have relinquished our status as a real estate investment trust and we are no longer simply a passive owner of our properties, we are much more susceptible to these sorts of risks.

The costs of defending and paying claims asserted against us could be substantial and reduce the funds we would otherwise have available to meet our other working capital needs.

At any given time, we are subject to claims and actions incidental to the operation of our business. The outcome of these proceedings cannot be predicted. If a plaintiff were successful in a claim against us, we could be faced with the payment of a material sum of money. If this were to occur, it could weaken our financial condition and reduce our prospects for profitability.

We and one of our employees were named as defendants in a case filed on January 20, 2004 in the Circuit Court of the First Judicial District of Hinds County, Mississippi by Jim and Barbara Doe, individually and as natural parents of Ann Doe, a minor. The plaintiffs are seeking $20 million actual and $5 million punitive damages for injuries sustained by Ann Doe as a result of an alleged sexual assault by two minor boys who were at the Inn in Pearl, Mississippi. Pursuant to a motion we filed, this case was moved to the Circuit Court of Rankin County by virtue of an order of the Supreme Court of Mississippi entered on November 10, 2004. We have denied any liability for any injuries sustained by Ann Doe or her parents based on the factual circumstances and applicable law. We will vigorously defend against this claim. We are fully insured for this claim. However, the publicity surrounding such a judgment could have an adverse effect on our reputation and goodwill, possibly resulting in a loss of future business.

We may experience material losses in excess of insurance coverage which could hurt our prospects for profitability.

We carry comprehensive liability, public area liability, fire, flood, pollution, boiler and machinery, extended coverage and rental loss insurance covering our hotel properties. There are, however, certain types of catastrophic losses that are not generally insured because it is not economically feasible to insure against such losses. We cannot assure you that material losses in excess of insurance coverage will not occur in the future. In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in an Inn, as well as the anticipated future revenue from the Inn. In that event, we might nevertheless remain obligated for any mortgage debt or other financial

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obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate an Inn after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Risks Relating to the Lodging Industry Generally

Our operating results are subject to the various operating risks common to the lodging industry, many of which are beyond our control.

Our revenues and our operating results are subject to the various operating risks common to the lodging industry, many of which are beyond our control. These include:

•	changes in national, regional and local economic climates;

•	over-building of hotels in our markets, which puts downward pressure on occupancy and revenues at our Inns because of the added competition;

•	actual and threatened terrorist attacks and international conflicts and their impact on travel;

•	dependence on business and commercial travelers and tourism;

•	the attractiveness of the Inns to consumers and competition from other hotels;

•	the quality, philosophy and performance of the managers of the Inns;

•	increases in operating costs due to inflation and other factors such as increases in the price of energy, healthcare or insurance;

•	changes in travel patterns, extreme weather conditions and cancellation of or changes in events scheduled to occur in our markets;

•	ongoing repair and renovation of Inns; and

•	other risks generally associated with the ownership of hotel properties, as we discuss in detail below.

While indicators of improving industry fundamentals lead us to believe that demand for lodging services will increase during 2005, we are not able to assure you that will happen.

If we are unable to compete successfully, our business may be materially harmed.

The lodging industry is highly competitive. Competition in the industry is primarily based on service quality, range of services, brand name recognition, convenience of location, room rates, guest amenities, perceived values and quality of accommodations. We compete with other national limited and full service hotel companies as well as various regional and local hotels. Many of our competitors have a larger network of locations and greater financial resources than we do. Each of our Inns is located in an area that has competing hotels. The more competitive hotels in a particular area, the more difficult it becomes to achieve a desirable occupancy rate and room rate. Many of our Inns are located in cities and communities in which significant new hotel and motel development has occurred in recent years. Our competitors may be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Additionally, new and existing competitors may offer significantly lower rates, greater convenience, services or amenities or superior facilities, which could attract guests away from our Inns, resulting in a decrease in occupancy rates, average daily rate (“ADR”) and revenue per available room (“RevPAR”). Changes in demographics and other changes in our markets may also adversely impact the convenience or desirability of our Inn locations, thereby reducing occupancy, ADR and RevPAR and otherwise adversely impacting our results of operations and financial condition.

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Our expenses may remain constant even if revenues decline, thus restricting our prospects for profitability.

The expenses of owning property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from an Inn. Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our expenses are unlikely to decrease proportionately. In such instances, our financial condition and ability to service debt could be hurt by:

•	rising interest rate levels;

•	the availability of financing;

•	the cost of compliance with government regulations, including zoning and tax laws; and

•	changes in government regulations, including those governing usage, zoning and taxes.

We are subject to governmental regulations affecting the lodging industry; the costs of complying with governmental regulations, or our failure to comply with such regulations, could affect our financial condition and results of operations.

We are subject to numerous federal, state and local government regulations affecting the lodging industry, including building and zoning requirements. Increased government regulation could require us to make unplanned expenditures and result in higher operating costs. Further, we are subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could increase expenses and result in lower operating margins. Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. We may be required to remove access barriers or make unplanned, substantial modifications to our Inns to comply with the ADA or to comply with other changes in governmental rules and regulations, which could reduce the number of total available rooms, increase operating costs and have a negative impact on revenues and earnings. Any failure to comply with ADA requirements or other governmental regulations could result in the U.S. government imposing fines or in private litigants winning damage awards against us.

Failure of the U.S. lodging industry to exhibit continued improvement may impede our ability to execute our business plan.

A substantial part of our business plan is based on our belief that the U.S. lodging markets will continue to benefit from the recent improving economic fundamentals. We cannot be sure as to whether, when, or to what extent lodging industry fundamentals will in fact continue to improve. In the event conditions in the industry do not continue to improve as we expect, our ability to execute our business plan may be impeded.

The increasing use of third party travel websites by consumers may hurt our profitability.

Some of the rooms at our Inns will be booked through third party travel websites such as Travelocity.com, Expedia.com and Priceline.com. If these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three star downtown hotel”) at the expense of brand identification. We believe that these Internet intermediaries hope that consumers will eventually develop brand loyalties to their reservation systems rather than to our brands. Although most of the business for our Inns is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be hurt.

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The uncertainty of future terrorist attacks and military activity may negatively impact the travel and lodging industries.

We are unable to predict with certainty the impact that terrorist attacks, future events such as military or police activities in the United States or foreign countries and future terrorist activities or threats of such activities, could have on our business. In addition, other terrorist attacks, acts of war, prolonged U.S. involvement in Iraq or other significant military activity could have additional adverse effects on the economy in general, and the travel and lodging industry in particular. These factors could have a material adverse effect on the market on which shares of our common stock trades, the lodging industry at large, and our results of operations, financial condition and ability to service debt.

The existence of mold in our owned Inns could result in substantial costs or restrictions on the use of our hotel properties.

Some of our owned Inns could have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. With the exception of one owned Inn, we have been able to remediate the mold presence discovered in our owned Inns without material cost. We have one owned Inn in which approximately 75 rooms have been taken out of service for a number of reasons, including the presence of mold. We have entered into a contract to sell this hotel, which should close in the second quarter of 2005. We are not insured for losses related to the presence of mold at that Inn. In addition, we may incur substantial remediation costs and lost revenues during any remediation process if we discover mold in our other owned Inns, or if the costs related to mold, such as legal and insurance expenses, continue to increase rapidly, which, in turn, could significantly increase our operating costs and reduce our earnings.

Risks Related to the Real Estate Industry

Our inability to sell real estate when appropriate may hurt our financial condition.

Real estate assets generally cannot be sold quickly. We may not be able to sell our owned Inns or other real estate promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our assets could hurt our financial condition. In addition, sales of appreciated real property could generate material adverse tax consequences, which may make it disadvantageous for us to sell certain of our owned Inns.

Risks associated with real estate ownership may restrict revenue or increase expenses.

We are subject to varying degrees of risk that generally arise from the ownership of our Inns. Revenue from our Inns may be restricted or hurt by changes beyond our control, including the following:

•	changes in national, regional and local economic conditions;

•	changes in local real estate market conditions;

•	increases in interest rates, and other changes in the availability, cost and terms of financing and capital leases;

•	increases in property and other taxes;

•	the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations; and

•	compliance with environmental laws.

An increase in interest rates or property and other taxes could increase expenses and restrict our cash flow. Adverse conditions such as those discussed above could cause the terms of our borrowings to become

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unfavorable to us. In such circumstances, if we were in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to sell one or more Inns at times that might not permit realization of the maximum return on our investments. Unfavorable changes in one or more of these conditions could also result in unanticipated expenses and higher operating costs, thereby reducing operating margins and otherwise hurting our results of operations and financial condition.

Risks Relating to Share Ownership

The market price for our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

It is possible that the proceeds from sales of our common stock may not equal or exceed the prices you paid for it plus the costs and fees of making the sales.

Substantial sales of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

Substantially all of the shares of our common stock are eligible for immediate resale in the public market. We cannot predict whether future issuances of our common stock or resales in the open market will decrease the market price of our common stock. The exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our stock incentive plan, the issuance of common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could lower the market price of our common stock.

Since we do not expect to pay cash dividends on our common stock, our stock may be less desirable as an investment and have a lower market price than it might if we paid dividends.

We do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Instead, we intend to apply any available cash flow to repay indebtedness and to the expansion and development of our business. Our failure to pay dividends on our common stock may make it less desirable as an investment, thus having a depressive effect on its price compared to what it might be if we did pay dividends.

We are subject to environmental risks that could be costly.

Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future environmental legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or

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toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may restrict the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Phase I environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have an adverse effect on our results of operations and financial condition. While we have not been notified by any governmental authority and we have no other knowledge of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of our properties, we cannot assure you that we will not discover problems that currently exist but to which we have no current knowledge, that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to us.

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FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated in this prospectus by reference, contains certain forward-looking statements. These include statements about our franchising and expansion plans, acquisition or leasing of additional land parcels, construction of new Inns and expansion of existing Inns, access to debt financing and other matters. These statements are not historical facts but are expectations or projections based on certain assumptions and analyses made by our senior management in light of their experience and perception of historical trends, current conditions, expected further developments and other factors. Whether actual results and developments will conform to our expectations and predictions is, however, subject to a number of risks and uncertainties. These include, but are not limited to:

•	Due to the geographic concentration of our Inns in the southeastern and midwestern United States, our results of operations and financial condition are subject to fluctuations in regional economic conditions.

•	We have incurred debt financing and may incur increased indebtedness in connection with future renovations, acquisitions and general corporate purposes. Increased indebtedness could make us more vulnerable to general economic and lodging industry conditions. Debt would likely be secured by our Inns and if we were unable to meet our debt service obligations, we would risk the loss of some of our assets.

•	Our Inn refurbishing and rebranding projects may be more costly than we anticipate. We are subject to risks of delay or cost overruns. Delays and expenses could impact revenues, negatively impact our reputation with hotel guests, and otherwise adversely impact our results of operations and financial condition. We also may not realize the increased revenue per available room results that we are expecting from these efforts, in which case we may not realize any benefit from these capital expenditures.

The words “estimate,” “project,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These forward looking statements are found at various places throughout this prospectus and the documents incorporated in this prospectus by reference as well as in other written materials, press releases and oral statements issued by us or on our behalf. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

The net proceeds to be received by us as a result of the issuance of the shares of common stock to participants of the Program will be used for working capital and other corporate purposes. The portion of each room charge allocated to a participant’s Stock Awards Program account as well as the amounts paid by participants for direct purchases of our common stock will be considered to be proceeds of this offering.

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INFORMATION ABOUT THE PROGRAM

We are offering participants in the Jameson Stock Awards Program who have shares in their accounts or who are otherwise holders of our stock the opportunity to make direct purchases of additional shares of our common stock on a commission-free basis. Information regarding enrollment in the Program and the requirements to qualify to begin receiving shares are contained in the prospectus captioned “Frequent Guest Loyalty Program.” The information contained in that prospectus along with the information presented in the following question and answer format constitute all of the terms and conditions of participation in the Program.

Purpose

1. What is the purpose of the Program?

Many of our competitors have frequent stay or loyalty programs in which the guests receive credits or points which may be used for free nights or merchandise, airline miles or other types of awards for their brand loyalty. Our research has indicated that awards programs are something that many potential guests consider in selecting hotels. We believe that our Program provides its participants with a unique and valuable reward for their loyalty to our brands which is more immediate and tangible than most of the awards under our competitors’ programs.

Benefits and Disadvantages

2. What are the benefits and disadvantages of participation in the Program?

Benefits

Direct Purchases of Shares.     Participants who already have shares credited to their accounts or who are already shareholders will also have the opportunity to purchase additional shares in their Program accounts directly from us. You will not have to pay brokerage commissions, fees or service charges in connection with any purchases of shares in your Program account. Direct purchases must be for amounts of at least $100 each and may not exceed $5,000 during any month.

Price of Shares.     The number of shares you will receive will be based on the amount credited into your Program account on the last business day of a calendar month divided by the average of the closing sale prices of our common stock on The Nasdaq Stock Market for the last five trading days of that month. The shares will be actually credited to your account no later than the tenth day of the following month. No interest will be earned or paid on the cash amounts in your Program account pending the purchase of shares.

Sales and Withdrawals of Shares.     Shares held in your Program account can be sold or withdrawn by simply notifying the Program Administrator.

You may request that the Program Administrator sell all or any portion of the whole shares of common stock held on your behalf, with the proceeds from such sale, less the applicable processing fee and any commissions paid, being returned to you. Any of your whole shares to be sold may be aggregated and sold with those of other selling or withdrawing Program participants. If the shares are sold during the first week of any calendar quarter (January, April, July, October), a processing fee of $3.00 will be charged. If the shares are sold at any other time, a $15.00 processing fee will be charged. All sales by the Program Administrator will be through an unaffiliated broker-dealer selected by the Program Administrator and may involve the payment of a brokerage commission. The processing fee and any applicable commissions will be deducted from the proceeds remitted to the participant. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

See Questions 15 and 16 below with respect to the procedure to withdraw shares from your Program account.

Web Access to Your Account.    You will be able to monitor the status of your account on a secure web page by going online to www.jamesoninns.com and following the instructions for the Jameson Stock Awards Program.

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Disadvantages

There are several potential disadvantages of being a participant of the Jameson Stock Awards Program. These include:

•	No interest will be paid on amounts in your Program account pending the purchase of shares of our common stock. This includes both the amounts credited to the account as a result of stays at our Inns and in connection with voluntary direct purchase amounts paid by you into the account.

•	You may withdraw any voluntary payments you may have made for direct purchases if you withdraw from the Program before the 25th day of the month. However, you will not receive any interest for the period that these amounts were in your Program account.

•	The price to be paid for shares acquired for your Program account will not be determined until the end of the last business day of each calendar month. Consequently, you will not know what the price for the shares will be at the time of your stays at our Inns or at the time that the voluntary cash payments for direct purchases are made. Only amounts credited on or before the last business day of the month will be used to purchase stock for that month. Amounts credited after that date will be used to purchase stock as of the end of the next month.

•	In an effort to keep the administrative costs to us of implementing and maintaining the Jameson Stock Awards Program at a reasonable level, all participants are required to consent to the electronic delivery of all prospectuses, prospectus supplements, confirmations and other documents relating to these offerings. Consequently, we are not obligated to provide written copies of any of these materials unless electronic delivery fails. They will all be available on our website. You may experience technical difficulties in accessing the internet or our website and you may incur costs in maintaining access to the internet.

•	There are charges that will be incurred in connection with sales of shares. If you make only a few purchases of stock through the Program, the administrative fees and commissions incurred in connection with sales of the shares in your account might be more than the brokerage commissions and other fees that you might have paid if you had purchased and sold the shares on the open market through a broker or dealer.

•	Your participation in the Program may be cancelled for the reasons noted in the response to Question 17, such as violating the terms and conditions or applicable laws, failure to pay for the room, or the commission of fraud or abuse involving the Program. If your account is canceled or terminated, the shares held in your account will be either distributed to you or sold, as you elect. See Question 17.

Administration

3. Who will administer the Program?

The Program is operated and administrated by Jameson Inns, Inc. through the Program Administrator, Registrar and Transfer Company. The Program Administrator will send statements of account to you by e-mail and perform other duties relating to the Program. You may direct questions to the Program Administrator at:

Registrar and Transfer Company

Attn: Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey 07016

telephone: (800) 368-5948

email: info@rtco.com

website: http://www.rtco.com

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You should provide your account number or social security number to the Program Administrator in any telephone or written inquiry. Any written inquiry should include a telephone number where you can be reached during business hours.

The Program Administrator also acts as our transfer agent and registrar.

Participation

4. Who is eligible to become a Participant?

All individuals who are guests of the participating hotel brands and who meet the following eligibility standards are eligible to become participants of the Program:

•	be 18 years of age;

•	have an annual income of greater than $15,000;

•	have an estimated net worth of greater than $30,000; and

•	have invested, either directly or indirectly (through mutual funds, 401(k) plans, other pension or retirement plans, variable annuities or life insurance policies, etc.), in securities of publicly traded companies.

Companies and other entities are prohibited from enrolling. You may maintain only one account. Only those participants who are already beneficial holders of our stock (including shares held in their Program accounts) are eligible to make voluntary direct cash purchases of our stock under the Program.

Some employers may prohibit or restrict employee participation in the Program. We assume no responsibility or liability for compliance with any of these prohibitions or restrictions.

5. How do I become a Participant?

To become a participant of the Program, enroll at our website at www.jamesoninns.com.

Purchases

6. When will my stock be issued under the Program?

Shares are issued to Program participants within 10 days of the last business day of each calendar month with respect to amounts credited to the participants’ Program accounts through the last business day of the month. We will not pay interest on payments held pending investment. Amounts credited after the last business day of the month will be used to purchase stock at the end of the following calendar month. For each month in which there is any activity in your account, you will receive a statement by e-mail reflecting that activity.

7. At what price are shares purchased under the Program?

The price for the shares issued with respect to amounts credited to your Program account due to your stays at our Inns will be based on the average of the closing prices of our common stock as reported on The Nasdaq Stock Market for the last five trading days of the calendar month in which amounts are credited to participants’ accounts.

8. How many shares of common stock will be purchased on my behalf by the Program Administrator?

The number of shares to be credited to your Program account will be determined by dividing the total amount of the cash credited to your Program account for your stays plus any additional amounts you may have paid into your account for additional shares divided by the applicable purchase price. The number of shares credited to your Program account may include fractional shares of up to four decimal places.

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9. What are the costs, expenses and fees I will have to pay in connection with my participation in the Program?

You will incur no brokerage commissions, fees or service charges for purchases made under the Program. We pay all costs of administration of the Program. The only costs or fees you will have to pay will be the processing fees and any brokerage commissions due in connection with sales of shares (see Questions 17 and 23) which will include a processing fee of $3.00, if sold during the first week of each calendar quarter, and $15.00 if sold at any other time. The processing fee and any applicable commissions will be deducted from the proceeds remitted to you.

You will not be subject to any other costs, fees, expenses or commissions in connection with your participation in the Program or your termination of that participation. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

Additional Stock Purchases

10. Who is eligible to make additional stock purchases?

All participants of the Program who have shares credited to their accounts or who are already shareholders may purchase additional shares for their accounts at no commission.

11. How do I make an additional stock purchase?

You may make a voluntary cash payment by enclosing a personal check check drawn on a U.S. bank payable in U.S. dollars with a printed copy of either the Authorization Form (if you are a new participant under the Program) or a payment form that will accompany each statement of account. Checks should be made payable to “Registrar & Transfer Company, Program Administrator” and should include your account number. If all of the shares in your account are withdrawn or distributed, you must deliver a new Authorization Form to the Program Administrator in order to make a subsequent voluntary cash payment. The Authorization Form may be accessed at the Program Administrator’s website for the Program at www.rtco.com. A payment form will be part of each account statement that is received.

Each direct purchase payment must be for an amount of at least $100 and direct purchases made by each participant during a calendar month may not exceed a total of $5,000. Amounts received by the Program Administrator by the last business day of the month will be used to purchase shares of our common stock within 10 days of that date. We recommend that voluntary cash payments be sent in time to be received by the Program Administrator shortly before the last business day of the month. No interest will be paid on these payments. The number of shares purchased will be based on (a) the amount credited into your Program account for direct purchases, divided by (b) the average of the closing sale prices of our common stock on The Nasdaq Stock Market for the last five trading days of the calendar month in which a voluntary cash payment is received. You may obtain the return of any uninvested voluntary cash payment by written request received by the Program Administrator on or before the 25th day of the month.

Reports to Participants

12. What information will I be provided regarding the Program?

Confirmations.    On or before the date shares are purchased for your account, we will send you a confirmation stating the date of purchase, price and number of shares purchased.

Statements.    You will also be sent a statement of account by e-mail for each month in which purchases or sales are made for your account which will include the number of shares earned, shares purchased and shares sold during the month, if any. Every participant will receive by e-mail an annual statement of account regardless of whether there has been any activity in the account during the year. Monthly reports are expected to be sent by

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the 20th day of the following month and annual statements are expected to be sent out by January 31 of each year. Additionally, you can access this information at any time by visiting our website at www.jamesoninns.com and then logging on to the Jameson Stock Awards Program with your private user name and password. Each statement will indicate:

•	The amounts credited to your Program account as a result of your stays during the month;

•	The amounts of voluntary direct purchase payments made during the month;

•	The purchase prices per share for all of the shares issued to your account during the month;

•	The number of shares awarded during the month; and

•	The total number of shares in your account.

These statements are a record of the cost of purchases under the Program and should be retained for tax purposes. Information available on the website is updated on a monthly basis only and will not otherwise be revised to reflect any interim activity.

Web Access to Account Information.    You will be able to view information about your account in the Program on a secure website on the internet by going to www.jamesoninns.com and following the instructions for accessing your account. You will receive a user identification code and password that are necessary to view your account information. Your online account statement will be updated every month in which you have any activity in your Program account. You may request information regarding your account or submit electronic requests for information using this online access. Activity in your account will be updated monthly, usually around the 10th day of the month to reflect activity during the prior month.

Shareholder Communications and Voting.    Participants who consent will receive proxy statements, proxy cards, annual reports to shareholders and other reports and correspondence electronically. You may revoke your consent to electronic delivery of these materials at any time. Participants will be notified by e-mail when and where these documents are available and will have links to the documents. If the Program Administrator receives notice that an e-mail to you has not been delivered, you will be mailed these shareholder materials and given instruction on how to correct or update your e-mail address and other contact information. You will be able to make any corrections and provide updated information by mail or online. If you revoke your consent to electronic delivery of these shareholder communications, you will receive written copies of these materials by mail.

By consenting to receive shareholder materials electronically, you can help the environment and also save your company the costs of printing and mailing copies. Given our large individual shareholder base, the potential savings from electronic delivery could be substantial. In addition, you will receive your materials sooner than if they are mailed.

Participants will also be able to vote the shares in their accounts electronically or by printing out the proxy cards and mailing them to the Program Administrator. See Question 19 below for more information about voting shares held in your Program account.

Changes in Account Information.    Information in the account statements may change to reflect incorrectly posted stay activity, uncollected room charges or other revisions to the room charges of participants. If you believe your account statement is inaccurate, contact the Program Administrator. Adjustments will not be made more than 60 days after the statement date. Please keep all of your hotel room receipts for your records, as they will be required for share adjustment requests.

As a condition of enrollment in the Jameson Stock Awards Program, each participant must consent to receiving all prospectuses, prospectus supplements, confirmations and other documents relating to the offerings by electronic means.

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13. How can I revoke my consent to or request electronic delivery of shareholder materials?

You may revoke your consent to electronic delivery of shareholder materials such as proxy statements, proxy cards, annual reports and other correspondence, or elect to begin receiving these materials electronically, by calling 1-800-518-7184. The consent to electronic delivery of prospectuses prospectus supplements, confirmations and other offering documents may not be revoked.

Share Certificates

14. Will I receive certificates for shares of common stock awarded under the Program?

Unless you request them, certificates for shares of common stock awarded under the Program will not be issued to you. The number of shares credited to your account under the Program will be shown on your account statements. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates will be issued to you for whole shares withdrawn from the Program. See Questions 15 and 23.

Withdrawal of Shares in Program Accounts

15. How may I withdraw shares awarded under the Program?

You may withdraw all or a portion of the shares in your account by notifying the Program Administrator in writing and specifying the number of shares you wish to withdraw. You should mail the notice to the Program Administrator at the address shown in response to Question 3 above. The benefits outlined in this prospectus will no longer apply to shares withdrawn from your Program account. Certificates for whole shares of common stock so withdrawn will be registered in your name and delivered to you without charge.

16. What happens to any fractional interest when I withdraw shares awarded under the Program?

Any fractional interest withdrawn by you under the Program will be liquidated by the Program Administrator on the basis of the then current market value of the common stock and a check issued promptly to you for the proceeds. In no case will certificates representing a fractional interest be issued.

Discontinuation of Program Participation

17. How is my participation in the Program terminated?

You may terminate your participation in the Program at any time and for any reason by notifying the Program Administrator in writing. We may terminate your participation in the Program for any of the following reasons:

•	You violate the terms and conditions then in effect

•	You misrepresent any information or misuse this Program

•	You violate any national, state or local law or regulation in connection with your participation in the Program

•	You fail to pay for hotel charges

•	Your check or credit card charge to a participating hotel brand is returned or declared invalid for any reason

•	You commit a fraud or abuse involving any portion of this Program

•	You maintain more than one active account

•	You act, in any other way, to the detriment of the Program.

Upon termination of your participation in the Program, or upon termination, cancellation or discontinuance of the Program, the whole shares of stock held in your Program account will either be sold or distributed to you, as you may elect. Any fractional share will be sold and you will receive a check for the proceeds of the sale. While you may incur the expenses and fees resulting from sales of your shares (if they are not distributed to you) upon termination of your participation in the Program or upon the termination, cancellation or discontinuance of the Program itself, you will not forfeit any of the shares in your account in either such event.

You will be notified of any termination of your participation in the Program and given the option of receiving a certificate for your whole shares or having those shares sold by the Program Administrator.

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Other Information

18. What happens if we issue a stock dividend, declare a stock split or have a rights offering with respect to our common stock?

Any shares resulting from a stock dividend or stock split of our common stock (including whole shares and any fractional shares) in your account will be credited to your account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to your account. The number and class of shares subject to the Program will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and similar changes.

19. How will the shares credited to my account be voted at a meeting of shareholders?

A proxy card will be sent to you in connection with any meeting of shareholders. This proxy will apply to all of your shares for which you are the record owner, including Program shares. (You will receive separate proxy materials and instructions from any brokerage firms or other companies which may hold shares in “street name” for you.) If the proxy card is returned properly signed and marked for voting, all shares (including whole and fractional shares) held in the Program will be voted in accordance with your instructions on the proxy card.

If no instructions are indicated on a properly signed and returned proxy card, all shares (including both whole and fractional shares) held in the Program will be voted in accordance with the recommendations of our management. If the proxy card is not returned or is returned unsigned, your shares covered by such proxy card will not be voted; you or your duly appointed representative could, however, vote the shares of the common stock registered in your name in person at the meeting.

20. What is the responsibility of the Program Administrator?

The Program Administrator transfers the cash amounts in your Program account to the Company in payment for shares of common stock, maintains continuing records of your account, and advises you as to all transactions in and the status of your account. The Program Administrator acts as your agent.

All notices sent from the Program Administrator to you will be addressed to you at the e-mail address shown on the records of the Program Administrator. If the Program Administrator receives notice that an e-mail to you is not delivered, you will be mailed the materials and instructed how you can correct and update your e-mail address and other contact information. The transmission of an e-mailed notice to your last e-mail address of record will satisfy the Program Administrator’s duty of giving notice to you, subject to its commitment to provide written materials as described in the preceding sentences. Therefore, you must promptly notify the Program Administrator of any change of your e-mail address or other contact information.

If you do not consent or if you revoke your consent to electronic delivery of proxy statements, proxy cards, annual reports and other reports, the Program Administrator will send you those materials by mail.

In administering the Program, the Program Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate your account upon your death prior to receipt of written notice of such death. The Program Administrator will have no duties, responsibilities or liabilities except those which are expressly set forth in the Program.

All transactions in connection with the Program will be governed by the laws of the State of Georgia.

21. May the Program be modified or discontinued?

We reserve the right to suspend, discontinue or cancel the Program at any time. In the event the Program is suspended, discontinued or cancelled, your right to receive shares of stock as a result of your stays at our Inns will end. Upon any discontinuation or cancellation of the Program, you will be entitled to have your shares sold by the Program Administrator or distributed to you.

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The terms and conditions of the Stock Awards Program are described in full in this prospectus under the caption “Information about the Program.” We reserve the right to change, limit, modify or eliminate Program terms and conditions (including the number of shares issued for a qualifying stay), regulations, benefits, conditions of participation, rewards and reward levels in whole or in part at any time. You will be bound by any such changes. Any such changes in the terms or conditions will be shown in a supplement to the prospectus which will be placed on the www.jamesoninns.com website and will be effective immediately unless stated otherwise. A notice that a change has been made will be placed on the website for a reasonable period of time. The Program Administrator will attempt to notify participants of major Program changes via e-mail, but will not be liable for failure to do so, and all participants will nevertheless be bound. If the Program Administrator receives notice that any e-mail to you has not been delivered, it will mail you the prospectus supplement, and instruct you as to how to correct your e-mail address and other contact information.

22. May I pledge shares awarded under the Program?

No. If you wish to pledge shares credited to your account, you must request the withdrawal of such shares in accordance with the procedures outlined in the response to Question 15 above.

23. What procedures should I follow if I wish to sell shares purchased under the Program?

If you wish to sell all or a portion of the shares credited to your account, you must request that the Program Administrator sell such shares. You may sell your shares during the first week of any calendar quarter (January, April, July, October) for a $3.00 processing fee. You may sell your shares at any other time for a $15.00 processing fee. Sales will be made on the open market through an unaffiliated broker-dealer selected by the Program Administrator. After any sales of your shares have been made, the Program Administrator will send you a check for the proceeds less the amounts of the applicable processing fees and brokerage commissions. If the proceeds from any sales of your shares are less than the costs and fees charged for the sales, you will not receive any proceeds but you also will not be obligated to pay to the Program Administrator or to us any amounts to cover the deficiency.

24. What is the source of Jameson stock purchased through the Program?

Share purchases will normally be made directly from us.

25. How are the terms and conditions of the Program interpreted?

Any question of interpretation of the terms or conditions of the Program will be determined by us and that determination will be final. We may adopt additional terms and conditions or we may modify or eliminate any of the existing terms and conditions. The operation of the Program will be governed by the laws of the State of Georgia.

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INDEMNIFICATION

As allowed by the Georgia Business Corporation Code, both our articles of incorporation and our bylaws permit indemnification of our directors, officers, employees and agents from liability in certain circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL OPINION

The validity of the shares of our common stock being offered hereby is being passed upon for us by Conner & Winters, LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

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DIRECT

STOCK

PURCHASE

PROGRAM

For Reservations:

Call

1-800-JAMESON

PROSPECTUS

                , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses to be incurred by Jameson Inns, Inc. (“Jameson”) in connection with the issuance and distribution of the securities being offered hereby:

SEC filing fee	$637
Accounting fees and expenses	16,000
Legal fees and expenses	130,000
Sales agent expense reimbursement	115,000
Program Administrator’s fees	10,000
Printing and engraving	12,000
Miscellaneous	363

Total	$285,000

Item 15.	Indemnification of Directors and Officers.

As permitted by the Georgia Business Corporation Code (the “Georgia Code”), the Jameson articles of incorporation eliminate personal liability of its directors to Jameson or its stockholders for monetary damages for breach of duty of care or other duty as a director, except for: (i) any appropriation, in violation of his or her duties, of any business opportunity to Jameson; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under the Georgia Code; or (iv) any transaction from which the director derived an improper personal benefit.

Under the Georgia Code, a corporation may indemnify its directors and officers made a party to any proceeding (except for stockholder derivative suits or when a director or officer is adjudged liable for receiving an improper personal benefit), if such director or officer acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the corporation, or if not acting in his or her official capacity, not opposed to the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify the director or officer for reasonable expenses incurred in connection with the proceeding if the officer or director acted in good faith for a purpose he or she reasonably believed to be in or, in the case of a director or officer not working in his or her official capacity, not opposed to the best interests of the corporation. Additionally, any director or officer who has been successful on the merits or otherwise in the defense of any proceeding will be entitled to indemnification.

The Georgia Code permits a corporation to advance expenses relating to the defense of any proceeding to directors or officers contingent upon such individual’s:

•	written affirmation of his or her good faith belief that his or her conduct is not of the kind prohibited under the Georgia Code; and

•	commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

The indemnification described under the Georgia Code is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the articles of incorporation or bylaws, or, when authorized by such articles of incorporation or bylaws, (a) a resolution of stockholders, (b) a resolution of directors or (c) an agreement providing for indemnification.

The Jameson bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys’ fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of Jameson, because he or she is or was a director, officer, employee or agent of Jameson or, at Jameson’s request, of any other organization. The Jameson bylaws also provide for the advance of expenses with respect to any such action, subject to the officer’s or director’s written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and the officer’s and director’s written agreement to repay any advances if it is determined that he or she is not entitled to be indemnified.

Similarly, the Jameson bylaws permit Jameson to enter into agreements providing each officer or director indemnification rights substantially similar to those set forth in the Jameson bylaws, and such agreements have been executed between Jameson and each director. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Jameson articles and the Jameson bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

Any indemnification by Jameson pursuant to the provisions of the Jameson articles, the Jameson bylaws or the indemnification agreements described above will be paid out of the assets of Jameson and will not be recoverable from the stockholders. To the extent that the foregoing indemnification provisions include indemnification for liabilities arising under the Securities Act in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. Jameson purchases director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16.	Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description

1.1	Form of Agent Agreement between Brinson Patrick Securities Corporation and Jameson Inns, Inc.*

4.1	Specimen certificate of Common Stock incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11, File No. 33-71160.

5.1	Opinion of Conner & Winters, LLP as to legality of securities.*

23.1	Consent of Conner & Winters, LLP is contained in its opinion included as exhibit 5.1.*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney.*

*	Previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 3, 2005.

JAMESON INNS, INC.

By:	/S/ THOMAS W. KITCHIN
Thomas W. Kitchin,
Chief Executive Officer, Director,
Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, as amended, Amendment No. 3 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/S/ THOMAS W. KITCHIN Thomas W. Kitchin	Chairman of the Board of Directors, Chief Executive Officer (principal executive officer)	June 3, 2005

CRAIG R. KITCHIN* Craig R. Kitchin	President and Chief Financial Officer and Director (principal financial officer)	June 3, 2005

MARTIN D. BREW* Martin D. Brew	Treasurer and Chief Accounting Officer (principal accounting officer)	June 3, 2005

DAVID S. FRASER* David S. Fraser	Director	June 3, 2005

ROBERT D. HISRICH* Robert D. Hisrich	Director	June 3, 2005

MICHAEL E. LAWRENCE* Michael E. Lawrence	Director	June 3, 2005

THOMAS J. O’HAREN* Thomas J. O’Haren	Director	June 3, 2005

*By	/S/ THOMAS W. KITCHIN
Thomas W. Kitchin, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Form of Agent Agreement between Brinson Patrick Securities Corporation and Jameson Inns, Inc.*

4.1	Specimen certificate of Common Stock incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11, File No. 33-71160.

5.1	Opinion of Conner & Winters, LLP as to legality of securities.*

23.1	Consent of Conner & Winters, LLP is contained in its opinion included as exhibit 5.1.*

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney.*

*	Filed previously